Exhibit 2.1

EXECUTION VERSION
TRANSACTION AGREEMENT

BY AND AMONG

WESTROCK COFFEE HOLDINGS, LLC,

ORIGIN MERGER SUB I, INC.,

ORIGIN MERGER SUB II, LLC,

AND

RIVERVIEW ACQUISITION CORP.

DATED AS OF APRIL 4, 2022

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ANNEXES AND EXHIBITS

Annex A	PIPE Investors
Exhibit A-1	Form of Company PIPE Subscription Agreement
Exhibit A-2	Form of SPAC PIPE Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Closing Company Charter
Exhibit E	Form of Closing Company By-laws
Exhibit F	Company Member Written Consent
Exhibit G	Class B Consent
Exhibit H	WCC 2022 Equity Incentive Plan

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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of April 4, 2022, is made by Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”), Origin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II ,” together with Merger Sub I, the “Merger Subs”) and Riverview Acquisition Corp., a Delaware corporation (“SPAC”).  The Company, Merger Subs and SPAC shall be referred to herein from time to time collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on February 4, 2021 (“SPAC Formation Date”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I is a newly incorporated Delaware corporation, wholly owned by Company, and was formed for the purpose of effectuating the SPAC Merger;

WHEREAS, Merger Sub II is a newly formed Delaware limited liability company, wholly owned by Company, and was formed for the purpose of effectuating the LLC Merger;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for the holders of SPAC Class A Shares to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as of the date of this Agreement, Riverview Sponsor Partners, LLC, a Delaware limited liability company (the “SPAC Sponsor”), owns 4,925,000 SPAC Class B Shares and 7,400,000 SPAC Warrants;

WHEREAS, concurrently with the execution of this Agreement, the SPAC Sponsor, SPAC, and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which (a) the SPAC Sponsor has agreed, among other things, (i) not to transfer its SPAC Shares and to vote in favor of this Agreement and the Transactions (including the SPAC Merger and the LLC Merger), and (ii) subject to, and conditioned upon the occurrence of and effective as of immediately prior to, the SPAC Merger Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of SPAC or any other anti-dilution or similar protection, in each case, with respect to the SPAC Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), and (b) the SPAC Sponsor will, subject to, and conditioned upon the occurrence of and effective as of, the SPAC Merger Effective Time, be granted certain registration rights with respect to its Company Common Shares;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A hereto (collectively, the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately prior to the SPAC Merger Effective Time, and SPAC or the Company, as applicable, has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately prior to the SPAC Merger Effective Time, the number of SPAC Class A Shares or Company Common Shares, as applicable, set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, (a) the Company shall convert from a Delaware limited liability company to a Delaware corporation(the “Conversion”), (b) immediately following confirmation of the Conversion, Merger Sub I will merge with and into SPAC (the “SPAC Merger”), the separate existence of Merger Sub I will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of the Company, and (c) immediately following confirmation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger”), the separate existence of the SPAC Merger Surviving Company will cease and Merger Sub II will be the surviving entity of the LLC Merger and a direct wholly owned subsidiary of the Company;

WHEREAS, upon the Conversion Effective Time, (a) each membership unit of the Company designated as a common unit (a “Company Common Unit”), issued and outstanding as of immediately prior to the Conversion Effective Time, shall be automatically converted into a number of Company Common Shares equal to the Company Common Unit Exchange Ratio, (b) each membership unit of the Company designated as a common equivalent preferred unit (a “Company Preferred Unit”), issued and outstanding as of immediately prior to the Conversion Effective Time, for which the holder thereof has not made a Preferred Election in accordance with the terms of this Agreement, shall be automatically converted into a number of Company Common Shares equal to the Company Preferred Unit Exchange Ratio, and (c) each Company Preferred Unit, issued and outstanding as of immediately prior to the Conversion Effective Time, for which the holder thereof has made a Preferred Election in accordance with the terms of this Agreement, shall be automatically converted into a number of Company Preferred Shares equal to the Company Preferred Shares Issuance Ratio, in each case, on the terms and subject to the conditions set forth in this Agreement and the applicable Ancillary Documents;

WHEREAS, immediately prior to the SPAC Merger Effective Time, each SPAC Class B Share shall automatically convert into one SPAC Class A Share and upon the SPAC Merger Effective Time, each SPAC Class A Share, issued and outstanding as of immediately prior to the SPAC Merger Effective Time (including, for the avoidance of doubt, each SPAC Class A Share issued to the PIPE Investors pursuant to the PIPE Subscription Agreements (but excluding, for the avoidance of doubt, any SPAC Class A Shares redeemed in a SPAC Stockholder Redemption)), will be automatically converted into the right to receive, without interest, one Company Common Share, in each case, on the terms and subject to the conditions set forth in this Agreement and the applicable Ancillary Documents;

WHEREAS, concurrently with the execution of this Agreement, the Significant Company Members, the SPAC Sponsor and the Company are entering into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, each Significant Company Member and the SPAC Sponsor will, subject to, and conditioned upon and effective as of, the SPAC Merger Effective Time, be granted certain registration rights with respect to their respective Company Common Shares and Company Preferred Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, each of the Company, the Significant Company Members and the SPAC Sponsor are entering into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the SPAC Merger Effective Time, each Significant Company Member and the SPAC Sponsor will agree not to effect any sale or distribution of all or a portion of, as applicable, the Equity Securities of the Company held by any of them during the applicable lock-up periods described therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) determined that it is in the best interests of SPAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which SPAC is or will be a party and to consummate the Transactions (including the SPAC Merger and the LLC Merger), (b) unanimously approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) and (c) recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub I has (a) determined that it is in the best interests of Merger Sub I and its sole stockholder, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Merger Sub I is or will be a party and to consummate the Transactions (including the SPAC Merger), (b) unanimously approved this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the consummation of the Transactions (including the SPAC Merger) and (c) recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the consummation of the Transactions (including the SPAC Merger) by the sole stockholder of Merger Sub I;

WHEREAS, the Company as the sole member and manager of Merger Sub II has (a) determined that it is in the best interests of Merger Sub II and its sole member, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Merger Sub II is or will be a party and to consummate the Transactions (including the LLC Merger), and (b) approved this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party and the consummation of the Transactions (including the LLC Merger);

WHEREAS, the Company, as the sole stockholder of Merger Sub I, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the Transactions (including the SPAC Merger);

WHEREAS, the board of managers of the Company (the “Company Board”) has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion), and (b) recommended, among other things, the entry into this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion, the SPAC Merger and the LLC Merger) to the Company Members;

WHEREAS, Company will as promptly as reasonably practicable (and in any event within one (1) Business Day) deliver the Company Member Written Consent to SPAC; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that each of (a) the Conversion and (b) the SPAC Merger and the LLC Merger, taken together, shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” with respect to each of (i) the Conversion and (ii) the SPAC Merger and the LLC Merger, taken together, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1          Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Closing Company Charter, the Closing Company Bylaws, the Certificate of Conversion, the SPAC Merger Certificate of Merger, the LLC Merger Certificate of Merger and each other agreement, document, instrument and/or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Available Cash” means, without duplication, an amount equal to, as of immediately prior to the SPAC Merger Effective Time and after the Conversion Effective Time:  (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any SPAC Shares pursuant to the SPAC Stockholder Redemption to the extent not already paid as of immediately prior to the SPAC Merger Effective Time; plus (c) the PIPE Financing actually received by SPAC or the Company.  For the avoidance of doubt, Available Cash shall not be reduced by any amount of payments in connection with SPAC Expenses, whether such payments are made before or after the measurement of Available Cash.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Little Rock, Arkansas are open for the general transaction of business; provided that banks shall be deemed to be open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council or other labor organization.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) control of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, represent twenty five percent (25%) or more of the consolidated assets of the Group Companies, (ii) twenty-five percent (25%) or more of the assets of the Group Companies or (iii) twenty-five percent (25%) or more of the Equity Securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Group Companies (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise).  Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Credit Agreement” means that certain Loan and Security Agreement, dated as of February 28, 2020, by and among Westrock Coffee Company, LLC, certain guarantors party thereto, Bank of America, N.A., and the other lenders and parties from time to time party thereto and that certain Loan and Security Agreement, dated as of February 28, 2020, by and among Westrock Coffee Company, LLC, certain guarantors party thereto, TCW Asset Management Company LLC and the other lenders and parties from time to time party thereto.

“Company Common Shares” means shares of common stock, par value $0.01 per share of the Resulting Company, issued pursuant to the Closing Company Charter.

“Company Common Unit Exchange Ratio” means 0.1049203474320.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company Restricted Unit Award and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding as of such time of determination.

“Company Equity Plan” means the equity incentive plan established by the Company pursuant to Section 7.7 of the Company Operating Agreement for the grant of Equity Securities of the Company to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company.

“Company Equityholders” means, collectively, the Company Members and the holders of Company Equity Awards as of any determination time prior to the SPAC Merger Effective Time.

“Company Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable by (whether or not due) any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement/Proxy Statement with the SEC and the printing and mailing of the Registration Statement/Proxy Statement to holders of SPAC Shares, (d) the Filing Fees (excluding any filing or other fees payable to the SEC), (e) the Company’s Transaction Payments, and (f) the Company D&O Tail Expenses.  Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any (i) SPAC Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by SPAC pursuant to this Agreement or any Ancillary Document and (ii) the fees, expenses, or commissions set forth on Section 1.1(a) of the Company Disclosure Schedules.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(b) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed, leased or used by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) and used or held for use by any Group Company.

“Company Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company or Merger Subs to consummate the Transactions (including the Conversion, the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur:  any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in which the Group Companies operate, source supplies or sell products,  or changes therein, including changes in interest rates in the United States or any other country in which the Group Companies operate, source supplies or sell products and changes in exchange rates for the currencies of any countries in which the Group Companies operate, source supplies or sell products, (iv) changes in any applicable Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, sources supplies or sells products, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b), and Section 3.12(f)  to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition) or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country in which the Group Companies operate, source supplies or sell products, or any escalation of the foregoing (ix) any action taken or omitted to be taken by or at the written request or with the written consent of SPAC or that is required by this Agreement, or (x) any Transaction Litigation; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to SPAC or (y) any SPAC Stockholder Redemption, in and of itself, constitute a Company Material Adverse Effect.

“Company Members” means holders of Company Common Units and/or Company Preferred Units.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, equityholder, successor, heir or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Operating Agreement” means that certain Amended and Restated Operating Agreement, dated February 28, 2020, of the Company, as amended, modified or supplemented from time to time in accordance with its terms.

“Company Option” means, as of any determination time, each option to purchase Company Common Units (including, for the avoidance of doubt, each option subject to any performance-based or liquidity-based vesting conditions) that is outstanding and unexercised and granted under a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company PIPE Subscription Agreement” means a PIPE Subscription Agreement, between the Company and a PIPE Investor, pursuant to which such PIPE Investor has agreed to purchase Company Common Shares following the Conversion and at or prior to the SPAC Merger Effective Time.

“Company Preferred Shares” means shares of preferred stock, par value $0.01 per share of the Resulting Company, issued pursuant to the Closing Company Charter.

“Company Preferred Shares Issuance Ratio” means (i) with respect to Company Preferred Units designated as “Series A CEP Units”, 0.1086138208740; and (ii) with respect to Company Preferred Units designated as “Series B CEP Units”, 0.0919280171940.

“Company Preferred Unit Exchange Ratio” means (i) with respect to Company Preferred Units designated as “Series A CEP Units”, 0.1086138208640; and (ii) with respect to Company Preferred Units designated as “Series B CEP Units”, 0.1049203474320.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company.

“Company Restricted Unit Award” means, as of any determination time, each grant of restricted Company Common Units that is outstanding and granted under the Company Equity Plan.

“Company Units” means the Company Common Units and the Company Preferred Units.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 9, 2021, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, grant, clearance, permission or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.

“COVID-19” means SARS-CoV-2 or COVID-19 and any mutations, evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability or could reasonably be expected to have any Liability, other than any plan required by Law or that is sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution and the protection, preservation or restoration of the environment, natural resources or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws and Orders relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and Laws administered by the U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Food Products” shall mean all food products of all types (whether private label or branded, finished food, work in process, food contact materials, food packaging or food ingredients) manufactured, processed, labeled, packaged or sold by, or for, the Group Companies.

“Fraud” means (i) a Party to this Agreement makes a false or incorrect representation or warranty expressly set forth in this Agreement with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect and with an intention to deceive another Party to induce it to enter into this Agreement, (ii) such other Party enters into this Agreement in reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement and (iii) such other Party suffers damage by reason of such reliance.  For the avoidance of doubt, “Fraud” does not include any equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Growers’ Lien Laws” means, collectively, state and federal Laws applicable to the Company’s or its Subsidiaries’ purchase of agricultural products on credit from any selling party that creates a lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including the Perishable Agricultural Commodities Act of 1930, the Food Security Act of 1985, and the California Producer’s Lien Statute.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all intellectual property rights created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential proprietary information, including inventions and formulae, whether patentable or not; (e) rights in or to Software; and (f) any other intellectual property or proprietary rights protectable or arising under any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, regulation or other legally binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other SPAC Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, consents, waivers, exemptions, licenses, qualifications, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes, assessments or other governmental charges (i) not yet due and payable as of the Closing Date or (ii) which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business; (g) Liens arising under the Governing Documents of the Group Companies; (h) Liens pursuant to the existing Company Credit Agreements, which shall be released at or prior to the Effective Time; and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity (including a Governmental Entity), whether or not a legal entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise considered “personally identifiable information,” “personal information,” or “personal data” as those terms are defined under applicable Laws relating to data privacy or data protection.

“Pre-Closing SPAC Stockholders” means the holders of SPAC Shares as of any determination time prior to the SPAC Merger Effective Time.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint (including a qui tam complaint), charge, subpoena, civil investigative demand, administrative action, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving or on behalf of any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property leased, subleased, licensed, or similarly used or occupied by any of the Group Companies (the “Leased Real Property”).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement/Proxy Statement” means a registration statement of the Company on Form S-4 relating to the Transactions and containing a prospectus of the Company to be used as a proxy statement of SPAC.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required SPAC Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal and the Nasdaq Proposal.

“Sanctioned Person” means a Person (a) named on any Sanctions- or Ex-Im Laws-related list of designated or blocked Persons maintained by a Governmental Entity, (b) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), or (c) an entity owned, directly or indirectly, or controlled by one or more of the foregoing.

“Sanctions” means any Law or Order imposing or relating to economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Significant Company Members” means the Company Members set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases, data collections and data compilations and (c) documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any transaction or series of related transactions constituting a “Business Combination” (as defined in SPAC’s Governing Documents).  Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Class A Shares” means shares of Class A common stock, par value $0.001 per share, of SPAC.

“SPAC Class B Shares” means shares of Class B common stock, par value $0.001 per share, of SPAC.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable (whether or not due) by SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of SPAC (including with respect to the PIPE Financing), (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement/Proxy Statement with the SEC and the printing and mailing of the Registration Statement/Proxy Statement to holders of SPAC Shares, (d) the SPAC D&O Tail Expenses, and (e) SPAC’s Transaction Payments.  Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the Company, Merger Subs or any Company Equityholder pursuant to this Agreement or any Ancillary Document.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC) and Section 4.9 (No SPAC Material Adverse Effect).

“SPAC Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of SPAC or (b) the ability of SPAC to consummate the Transactions (including the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur:  any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which SPAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of SPAC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by SPAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; (x) any action taken or omitted to be taken by or at the written request or with the written consent of the Company or that is required by this Agreement, or (xi) any Transaction Litigation; provided, however, that any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (viii) or clause (ix) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on SPAC relative to other “SPACs”.

“SPAC Non-Party Affiliates” means, collectively, SPAC, the SPAC Sponsor and each of their respective former, current or future Affiliates and Representatives and any former, current or future equityholders, successors, heirs or permitted assigns of any of the foregoing.

“SPAC PIPE Subscription Agreement” means a PIPE Subscription Agreement, between the SPAC and a PIPE Investor, pursuant to which such PIPE Investor has agreed to purchase SPAC Class A Shares prior to the SPAC Merger Effective Time.

“SPAC Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Sponsor Consent” means that certain letter agreement, dated as of the date hereof, by and between SPAC and the SPAC Sponsor, pursuant to which the SPAC Sponsor consented to the entry by SPAC into this Agreement.

“SPAC Stockholder Approval” means, collectively, the Required SPAC Stockholder Approval and the Other SPAC Stockholder Approval.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC, which shall be effected solely out of the Trust Account.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of August 5, 2021, by and between SPAC and the Continental Stock Transfer & Trust Company.

“SPAC Warrants” means each warrant (or fraction of a warrant) to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the SPAC Warrant Agreement.

“Stockholder Merger Consideration” means, with respect to each Pre-Closing SPAC Stockholder, subject to the terms and conditions of this Agreement, the sum of all Company Common Shares receivable by such Pre-Closing SPAC Stockholder pursuant to Section 2.1(b)(vii)

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, net worth, sales, use, transfer, value added, excise, stamp, inventory, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, disability severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes, charges, imposts, fees, levies or assessments of any kind whatsoever, in each case in the nature of a tax, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, administration, collection or other imposition of Taxes.

“Tax Return” means any return, information return, statement, declaration, claim for refund, schedule, attachment or report relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof.

“Transaction Payment” means (a) when used in reference to any Group Company, any success, change of control, retention, transaction bonus or other similar payment or amount payable to any current or former officer, director or employee of any Group Company or any other Company Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Transactions or (b) when used in reference to SPAC, any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former officer, director or employee of SPAC or any other SPAC Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Transactions.

“Transactions” means, collectively, the Conversion, the SPAC Merger, the LLC Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2          Other Definitions.

Defined Term	Section Reference
$	Section 8.7
Adjusted Option	Section 2.4(a)
Agreement	Preamble
Assumed Restricted Stock Award	Section 2.4(b)
Business Combination	Section 8.18(a)
Business Combination Proposal	Section 5.7
Certificate of Conversion	Section 2.1(a)(ii)
Class B Consent	Section 5.13
Class B Consent Deadline	Section 5.13
Closing	Section 2.2
Closing Company Bylaws	Section 2.1(a)(iv)
Closing Company Charter	Section 2.1(a)(iv)
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Unit	Recitals
Company D&O Persons	Section 5.15(a)
Company D&O Tail Expenses	Section 5.15(c)
Company Designee	Section 5.16(c)
Company Financial Statements	Section 3.4(a)
Company Member Written Consent	Section 5.12

Company Members Approval Deadline	Section 5.12
Company Preferred Unit	Recitals
Company Related Party	Section 3.20
Company Warrant	Section 2.1(b)(viii)
Conversion	Recitals
Conversion Effective Time	Section 2.1(a)(ii)
Copyrights	Definition of Intellectual Property Rights
day	Section 8.7
delivered	Section 8.7
DGCL	Recitals
DLLCA	Recitals
dollar	Section 8.7
Elected Company Preferred Unit	Section 2.7
Election Deadline	Section 2.7
Exchange Agent	Section 2.5(a)
extent	Section 8.7
Filing Fees	Section 5.2(c)
hereof, herein, hereby, hereto, herewith, hereunder	Section 8.7
IPO	Section 8.18(a)
known by the Company	Section 8.12
Latest Balance Sheet	Section 3.4(a)
Leased Real Property	Definition of Real Property Leases
Letter of Transmittal	Section 2.5(a)
LLC Merger	Recitals
LLC Merger Certificate of Merger	Section 2.1(c)(ii)
LLC Merger Effective Time	Section 2.1(c)(ii)
LLC Merger Surviving Company	Section 2.1(c)(i)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	Section 2.5(d)
made available	Section 8.7
Mailing Date	Section 2.7
Marks	Definition of Intellectual Property Rights
Material Contracts	Section 3.7(a)
Material Customer	Section 3.23(a)
Material Permits	Section 3.6
Material Supplier	Section 3.23(b)
Merger Sub I	Preamble
Merger Sub I Stockholder Approval Deadline	Section 5.8
Merger Sub I Stockholder Approvals	Section 5.8
Merger Sub II	Preamble
Merger Subs	Preamble
Nasdaq Proposal	Section 5.7
New Company Equity Plan	Section 5.17
Non-Elected Company Preferred Unit	Section 2.7
Non-Party Affiliate	Section 8.13
ordinary course of business	Section 8.7

Parties	Preamble
Patents	Definition of Intellectual Property Rights
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Preferred Election	Section 2.7
Preferred Election Form	Section 2.7
Prospectus	Section 8.18(a)
provided	Section 8.7
Public Stockholders	Section 8.18(a)
Registration Rights Agreement	Recitals
Released Claims	Section 8.18(a)
Relevant Date	Section 3.4(e)
Resulting Company	Section 2.1(a)(i)
Resulting Company Board	Section 5.16(a)
Signing Filing	Section 5.4(b)
Signing Press Release	Section 5.4(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 5.7
SPAC Certificates	Section 2.5(a)
SPAC Class B Conversion	Section 2.1(b)(vii)
SPAC D&O Persons	Section 5.14(a)
SPAC D&O Tail Expenses	(c)
SPAC Designees	Section 5.16(b)
SPAC Formation Date	Recitals
SPAC Material Contract	Section 4.10(b)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	Section 2.1(b)(ii)
SPAC Merger Effective Time	Section 2.1(b)(ii)
SPAC Merger Surviving Company	Section 2.1(b)(i)
SPAC Modification in Recommendation	Section 5.7
SPAC Related Party	Section 4.11
SPAC Related Party Transactions	Section 4.11
SPAC SEC Reports	Section 4.7
SPAC Sponsor	Recitals
SPAC Stockholders Meeting	Section 5.7
Sponsor Support Agreement	Recitals
Termination Date	Section 7.1(d)
this Agreement	Section 8.7
to SPAC’s knowledge	Section 8.12
to the Company’s knowledge	Section 8.12
to the knowledge of SPAC	Section 8.12
Transaction Litigation	Section 5.2(d)
Transaction Proposals	Section 5.7
Transmittal Documents	Section 2.5(b)
Trust Account	Section 8.18(a)
Trust Agreement	Section 4.8
Trustee	Section 4.8
US$	Section 8.7

ARTICLE 2
CONVERSION, SPAC MERGER AND LLC MERGER

Section 2.1          Closing Transactions.  On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)          The Conversion.

(i)           On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, on the Closing Date, the Company shall convert from a Delaware limited liability company to a Delaware corporation at the Conversion Effective Time.  Following the Conversion Effective Time, the Company shall continue as the resulting corporation of the Conversion (the “Resulting Company”).

(ii)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of conversion relating to the Conversion, in a form reasonably satisfactory to the Company and SPAC (the “Certificate of Conversion”), to be executed and filed with the Secretary of State of the State of Delaware.  The Conversion shall become effective on the date and time at which the Certificate of Conversion is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the Certificate of Conversion (the time the Conversion becomes effective being referred to herein as the “Conversion Effective Time”).

(iii)         From and after the Conversion Effective Time, the Conversion shall have the effects set forth in this Agreement, the Certificate of Conversion, Section 265 of the DGCL and Section 18-216 of the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Resulting Company and shall be the property of the Resulting Company, and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Resulting Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as the Resulting Company.

(iv)         At the Conversion Effective Time, by virtue of the Conversion, the certificate of incorporation of the Resulting Company shall be in substantially the form attached hereto as Exhibit D (the “Closing Company Charter”) and the bylaws of the Resulting Company shall be in substantially the form attached hereto as Exhibit E (the “Closing Company Bylaws”).

(v)          At the Conversion Effective Time, the officers of the Company immediately prior to the Conversion Effective Time shall be the initial officers of the Resulting Company, with each such officer, to hold office in accordance with the Governing Documents of the Resulting Company from and after the Conversion Effective Time until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Resulting Company, or as otherwise provided by the DGCL.  The directors of the Resulting Company shall be determined pursuant to Section 5.16.

(vi)         At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of any Party or any other Person, (A) each Company Common Unit shall be automatically converted into the number of Company Common Shares equal to the Company Common Unit Exchange Ratio, (B) each Non-Elected Company Preferred Unit shall be automatically converted into the number of Company Common Shares equal to the Company Preferred Unit Exchange Ratio, and (C) each Elected Company Preferred Unit shall be automatically converted into the number of Company Preferred Shares equal to the Company Preferred Shares Issuance Ratio.

(b)          The SPAC Merger.

(i)          On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date promptly following the consummation of the Conversion, Merger Sub I shall merge with and into SPAC at the SPAC Merger Effective Time.  Following the SPAC Merger Effective Time, the separate existence of Merger Sub I shall cease and SPAC shall continue as the surviving corporation of the SPAC Merger (the “SPAC Merger Surviving Company”), as a wholly owned subsidiary of the Company.

(ii)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the SPAC Merger, in a form reasonably satisfactory to the Company and SPAC (the “SPAC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware.  The SPAC Merger shall become effective on the date and time at which the SPAC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the SPAC Merger Certificate of Merger (the time the SPAC Merger becomes effective being referred to herein as the “SPAC Merger Effective Time”).

(iii)          From and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement, the SPAC Merger Certificate of Merger and Section 251 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SPAC and Merger Sub I shall vest in the SPAC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub I shall become the debts, liabilities, obligations and duties of the SPAC Merger Surviving Company, in each case, in accordance with the DGCL.

(iv)          At the SPAC Merger Effective Time, by virtue of the SPAC Merger, the certificate of incorporation of SPAC shall be amended and restated to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the SPAC Merger Effective Time and, as so amended and restated, shall be the certificate of incorporation of the SPAC Merger Surviving Company until thereafter amended in accordance with its terms as provided therein and by the DGCL, except that the name of the SPAC Merger Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing.  At the SPAC Merger Effective Time, the bylaws of SPAC shall be amended to be identical to the bylaws of Merger Sub I as in effect immediately prior to the SPAC Merger Effective Time and, as so amended, shall be the bylaws of the SPAC Merger Surviving Company until thereafter amended in accordance with their terms as provided therein, the Governing Documents of the SPAC Merger Surviving Company and the DGCL, except that the name of the SPAC Merger Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing.

(v)          At the SPAC Merger Effective Time, the persons serving as the directors and officers of Merger Sub I immediately prior to the SPAC Merger Effective Time shall be the initial directors and officers of the SPAC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the SPAC Merger Surviving Company from and after the SPAC Merger Effective Time until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the SPAC Merger Surviving Company, or as otherwise provided by the DGCL.

(vi)         At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.01, of the SPAC Merger Surviving Company.

(vii)        At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Class B Share (other than the SPAC Class B Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) shall automatically convert into one SPAC Class A Share in accordance with the SPAC’s Governing Documents (the “SPAC Class B Conversion”), and immediately following the SPAC Class B Conversion, each SPAC Class A Share (other than the SPAC Class A Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished in exchange for the right to receive, upon delivery of the Transmittal Documents, one Company Common Share, without interest.

(viii)       At the SPAC Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall, by its terms pursuant to Section 4.4 of the SPAC Warrant Agreement, convert automatically into the right to acquire Company Common Shares on the terms and subject to the conditions set forth in the SPAC Warrant Agreement as in effect immediately prior to the SPAC Merger Effective Time (each, a “Company Warrant”) and shall otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time; provided that, for the avoidance of doubt, each Company Warrant shall, from and after the SPAC Merger Effective Time, (x) represent the right to acquire the number of Company Common Shares equal to the number of SPAC Shares subject to the underlying SPAC Warrant immediately prior to the SPAC Merger Effective Time, and (y) have an exercise price of $11.50 per whole warrant to purchase one Company Common Share.

(ix)          At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Share held immediately prior to the SPAC Merger Effective Time by SPAC as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(c)          The LLC Merger.

(i)          On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, on the Closing Date promptly following the consummation of the SPAC Merger, the SPAC Merger Surviving Company shall merge with and into Merger Sub II at the LLC Merger Effective Time.  Following the LLC Merger Effective Time, the separate existence of the SPAC Merger Surviving Company shall cease and Merger Sub II shall continue as the surviving entity of the LLC Merger (the “LLC Merger Surviving Company”), as a wholly owned subsidiary of the Company.

(ii)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the LLC Merger, in a form reasonably satisfactory to the Company and SPAC (the “LLC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware.  The LLC Merger shall become effective on the date and time at which the LLC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the LLC Merger Certificate of Merger (the time the LLC Merger becomes effective being referred to herein as the “LLC Merger Effective Time”).

(iii)         From and after the LLC Merger Effective Time, the LLC Merger shall have the effects set forth in this Agreement, the LLC Merger Certificate of Merger and Section 264 of the DGCL and Section 18-209 of the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the SPAC Merger Surviving Company and Merger Sub II shall vest in the LLC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC Merger Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the LLC Merger Surviving Company, in each case, in accordance with the DGCL and DLLCA.

(iv)         At the LLC Merger Effective Time, by virtue of the LLC Merger, the certificate of formation and limited liability company operating agreement of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the certificate of formation and limited liability company operating agreement of the LLC Merger Surviving Company, until thereafter amended in accordance with its terms as provided therein and by the DLLCA.

(v)          At the LLC Merger Effective Time, the Persons serving as the sole manager and officers of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the sole manager and officers of the LLC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the LLC Merger Surviving Company from and after the LLC Merger Effective Time until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the LLC Merger Surviving Company, or as otherwise provided by the DLLCA.

(vi)          At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01, of the SPAC Merger Surviving Company shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(vii)          At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall be automatically canceled and extinguished and converted into one unit of limited liability company interests of the LLC Merger Surviving Company.

Section 2.2          Closing of the Transactions Contemplated by This Agreement.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SPAC and the Company may agree in writing (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).

Section 2.3          Fractional Shares.  Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Common Shares or Company Preferred Shares shall be issued in connection with the transactions contemplated hereby.  Except with respect to Company Equity Awards, all fractional Company Common Shares or Company Preferred Shares that each Company Member otherwise would have a right to receive in connection with the Conversion shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded up to the nearest whole share.

Section 2.4          Treatment of Pre-Closing Company Equity Awards.

(a)          At the Conversion Effective Time, each Company Option (whether vested or unvested) shall be converted into an option to purchase Company Common Shares (each, an “Adjusted Option”) in an amount and at an exercise price determined pursuant to this Section 2.4(a).  Each Adjusted Option shall continue to have and shall be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Conversion Effective Time, except that each Adjusted Option shall:  (i) be exercisable for, and represent the right to purchase, a number of Company Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Common Units subject to the corresponding Company Option immediately prior to the consummation of the Conversion, by (B) the Company Common Unit Exchange Ratio, (ii) have an exercise price per Company Common Share (rounded up to the nearest whole cent) subject to such Adjusted Option equal to the quotient obtained by dividing (A) the exercise price per Company Common Unit applicable to the corresponding Company Option immediately prior to the consummation of the Conversion by (B) the Company Common Unit Exchange Ratio; and (iii) with respect to performance-based Adjusted Options, performance goals may be adjusted consistent with Section 2.4(a) of the Company Disclosure Schedules.  Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code, provided that, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Common Shares purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)          At the Conversion Effective Time, each Company Restricted Unit Award shall be converted into a restricted stock award of the Resulting Company (each, an “Adjusted Restricted Stock Award-”) with respect to a number of Company Common Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Common Units subject to the corresponding unvested Company Restricted Unit Award immediately prior to the consummation of the Conversion, by (B) the Company Common Unit Exchange Ratio.  Except as otherwise set forth in this Section 2.4(b), each Adjusted Restricted Stock Award shall continue to have, and be subject to, the same terms and conditions as applied to the corresponding Company Restricted Unit Award immediately prior to such conversion.

(c)          After giving effect to this Section 2.4, and upon the approval of the New Company Equity Plan in accordance with Section 5.17 of this Agreement, effective as of the Closing, no further grants or issuances shall be made under any Company Equity Plan.

(d)          Prior to the Closing, the Company Board shall adopt resolutions approving the actions contemplated by this Section 2.4.

Section 2.5          Exchange Agent Matters.

(a)          Prior to the SPAC Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”), for the purpose of exchanging SPAC Shares (any certificate for such SPAC Shares, the “SPAC Certificates”) for the relevant portion of the Stockholder Merger Consideration.  Substantially concurrently with the mailing of the Registration Statement/Proxy Statement to the Pre-Closing SPAC Stockholders, the Company shall send, or shall cause the Exchange Agent to send, to each Pre-Closing SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of SPAC Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the SPAC Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b)          Each Pre-Closing SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of his, her or its SPAC Shares represented by such Pre-Closing SPAC Stockholder’s SPAC Certificate(s) or held in book-entry form, as soon as reasonably practicable after the SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto:  (i) the SPAC Certificate(s) for his, her or its SPAC Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Company (the documents to be submitted to the Exchange Agent pursuant to this sentence, collectively, the “Transmittal Documents”).  Until so surrendered and/or canceled, each such SPAC Certificate and SPAC Shares held in book-entry form shall represent after the SPAC Merger Effective Time for all purposes only the right to receive the Stockholder Merger Consideration attributable to the underlying SPAC Shares.

(c)           If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or canceled SPAC Certificate is registered, it shall be a condition to such delivery that (i) the transfer of such SPAC Shares shall have been permitted in accordance with the terms of the SPAC’s Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such SPAC Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Company and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such SPAC Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          Notwithstanding anything to the contrary contained herein, in the event that any SPAC Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a SPAC Certificate to the Exchange Agent, the Pre-Closing SPAC Stockholders may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Company may include a requirement that the owner of such lost, stolen or destroyed SPAC Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company, SPAC or the SPAC Merger Surviving Company with respect to the SPAC Shares represented by the SPAC Certificates alleged to have been lost, stolen or destroyed.  Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.5(d) shall be treated as a SPAC Certificate for all purposes of this Agreement.

(e)          After the SPAC Merger Effective Time, there shall be no further registration of transfers of SPAC Shares.  If, after the SPAC Merger Effective Time, SPAC Certificates are presented to SPAC, the Company or the Exchange Agent, then, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.5.  No dividends or other distributions declared or made after the date of this Agreement with respect to Company Common Shares with a record date after the SPAC Merger Effective Time will be paid to the holders of any SPAC Certificates that have not yet been surrendered with respect to the Company Common Shares to be issued upon surrender thereof until the holders of record of such SPAC Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents.  Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time theretofore paid with respect to such Company Common Shares.

(f)          All securities issued upon the surrender of SPAC Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the SPAC Shares represented by such SPAC Certificates.

Section 2.6          Withholding.  SPAC, the Company, and the Exchange Agent (and their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any other provision of applicable Tax Law.  To the extent that any amounts are so deducted and withheld, such amounts shall be duly and timely paid over to the appropriate Governmental Entity, and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7          Company Preferred Units Election.  Within fifteen (15) Business Days of the date hereof, the Company shall mail a notice and election form (the “Preferred Election Form”) to each holder of record of Company Preferred Units as of the close of business on the date hereof (the mailing date of such Preferred Election Form, the “Mailing Date”).  Each Preferred Election Form shall inform the holder of Company Preferred Units of entry into this Agreement and the Transactions and shall permit the holder to specify the number of such holder’s Company Preferred Units that such holder elects (the “Preferred Election”) to convert into Company Preferred Shares pursuant to Section 2.1(a)(vi)(B) (any Company Preferred Units with respect to which such election is made, an “Elected Company Preferred Unit” and any Company Preferred Unit with respect to which no such election is made, a “Non-Elected Company Preferred Unit”).  Any Company Preferred Unit with respect to which the Company has not received an effective, properly completed Preferred Election Form on or before 5:00 p.m., Little Rock, Arkansas time, on the 20th day following the Mailing Date (or such other later time as the Company may otherwise decide) (the “Election Deadline”) shall be deemed to be Non-Elected Company Preferred Units.  Any Preferred Election shall have been properly made only if the Company shall have actually received a properly completed Preferred Election Form by the Election Deadline.  Any Preferred Election Form may be revoked or changed by the Person submitting such Preferred Election Form only by written notice received by the Company prior to the Election Deadline.  In the event a Preferred Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Preferred Election Form is submitted and actually received by the Company by the Election Deadline, the Company Preferred Units represented by such Preferred Election Form shall become Non-Elected Company Preferred Units.  Subject to the terms of this Agreement and of the Preferred Election Form, the Company shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Preferred Election Forms, and any good faith decisions of the Company regarding such matters shall be binding and conclusive.  The Company shall not be under any obligation to notify any Person of any defect in a Preferred Election Form.

Section 2.8          No Dissenters’ Rights.  The Company Members shall not have any dissenters’ or appraisal rights in the Conversion.  The Pre-Closing SPAC Stockholders shall not have any dissenter’s or appraisal rights in the SPAC Merger.

Section 2.9          Available Cash; SPAC Expenses; Company Expenses.  At least three (3) Business Days prior to the Closing, SPAC shall deliver to the Company, a certificate signed by an executive officer of SPAC, setting forth the SPAC’s good faith estimate of the Available Cash and SPAC Expenses.  At least three (3) Business Days prior to the Closing, the Company shall deliver to SPAC, a certificate signed by an executive officer of the Company, setting forth the Company’s good faith estimate of the Company Expenses.

Section 2.10          Plan of Reorganization.  For U.S. federal income Tax purposes, the Parties intend that each of (a) the Conversion and (b) the SPAC Merger and the LLC Merger, taken together, shall qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” with respect to each of (i) the Conversion and (ii) the SPAC Merger and the LLC Merger, taken together, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company and Merger Subs each hereby represent and warrant to SPAC as follows:

Section 3.1          Organization and Qualification.

(a)          The Company is a limited company duly organized validly existing and in good standing under the Laws of the state of Delaware.  The Company has the requisite limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.  True, correct and complete copies of the Governing Documents of the Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement.  The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation in any material  respect of any provisions set forth therein.

(b)          Each Group Company (other than the Company) is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).  Each Group Company (other than the Company) has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          True, correct and complete copies of the Governing Documents of the Group Companies have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement.  The Governing Documents of the Group Companies are in full force and effect, and none of the Group Companies is in breach or violation in any  respect of any provisions set forth therein, except where such breach or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)          Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2          Capitalization of the Group Companies.

(a)          Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete statement as of the date hereof of (i) the aggregate number and class, series or type (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the owners of such Equity Securities.  All of the Company Units have been duly authorized and validly issued and are fully paid and non-assessable.  The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which any Group Company is party or by which any Group Company is otherwise bound and (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person.  Other than (1) as set forth above and pursuant to the Governing Documents of the Company and (2) pursuant to offer letters or similar Contracts with service providers entered into in the ordinary course of business providing for the grant or issuance of Equity Securities, which are set forth on Section 3.2(a) of the Company Disclosure Schedules, the Company has no outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.  Except for the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts to which the Company is a party or otherwise bound with respect to the voting or transfer of the Equity Securities of the Company.

(b)          Section 3.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of each of the Group Companies (other than the Company), including its jurisdiction of organization, the number and class of Equity Securities thereof that are authorized, the number and class of Equity Securities thereof duly issued and outstanding, the names of its equityholders and the number of Equity Securities owned by each such equityholder.  Other than (i) as set forth above and pursuant to the Governing Documents of the Group Companies (other than the Company) and (ii) pursuant to offer letters or similar Contracts with service providers entered into in the ordinary course of business providing for the grant or issuance of Equity Securities of a Group Company, as of the date hereof, no Group Company (other than the Company) has any outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require any Group Company (other than the Company) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Group Company (other than the Company), in each case other than to another Group Company.  Except for the Governing Documents of the applicable Group Company or shareholders agreements or similar Contracts to which the applicable Group Company is a party and that has, in the case of each such material agreement or Contract, been made available to SPAC, there are no voting trusts, proxies or other Contracts to which a Group Company (other than the Company) is a party with respect to the voting or transfer of any Equity Securities of any Group Company (other than the Company), in each case other than in favor of the Company or another Group Company.

(c)          The Company Common Shares to be issued as merger consideration in the SPAC Merger will have been duly authorized by all necessary corporate action by the Resulting Company and will be validly issued, fully paid and non-assessable.

(d)          Except as set forth on Section 3.2(b) of the Company Disclosure Schedules or for any changes to the extent permitted by Section 5.1(b) or resulting from the acquisition of Equity Securities of any Person permitted by Section 5.1(b), none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and none of the Group Companies is a partner, member or similar participant of or in any partnership, limited liability company or similar business entity.

Section 3.3          Authority.  Each of the Group Companies has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  Upon receipt of the Company Member Written Consent and the Merger Sub I Stockholder Approvals, the execution and delivery of this Agreement, the Ancillary Documents to which a Group Company is or will be a party and the consummation of the Transactions will have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Group Companies.  This Agreement and each Ancillary Document to which the Group Companies are or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such Group Company, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company, as applicable (assuming that this Agreement and the Ancillary Documents to which the Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Group Company, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  The Company Member Written Consent and the approvals to be obtained by Merger Sub I pursuant to Section 5.8 are the only votes or consents of the holders of any class or series of Equity Securities of the Company or Merger Subs required to approve and adopt this Agreement, the Ancillary Documents to which any of the Group Companies are or are contemplated to be a party, the performance of the obligations of the Company and Merger Subs hereunder and thereunder and the consummation of the Transactions (including the Conversion, SPAC Merger and the LLC Merger).  The Company Board has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion), and (b) recommended, among other things, the entry into this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion, the SPAC Merger and the LLC Merger) to the Company Members.

Section 3.4          Financial Statements; Undisclosed Liabilities.

(a)          The Company has made available to SPAC a true, correct and complete copy of the audited consolidated balance sheets of the Group Companies (other than Merger Subs) as of December 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020 and the related audited consolidated statements of operations, unitholders surplus/deficit, and cash flows of the Group Companies (other than Merger Sub) for the years then ended (collectively, the “Company Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules.  Each of the Company Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) is based upon and consistent with the information contained in the books and records of the Group Companies  (other than Merger Sub) and (iii) fairly presents, in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Group Companies (other than Merger Subs) as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein).

(b)          The financial statements or similar reports required to be included in the Registration Statement/Proxy Statement (including the Company Financial Statements)  (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which are, individually or in the aggregate, material) and the absence of notes thereto), and (ii) will fairly present, in all material respects in accordance with GAAP, the consolidated financial position, results of operations, unitholders surplus/deficit, and cash flows of the Company as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein and subject to normal year-end audit adjustments and absence of footnotes).

(c)          Except (i) as set forth on the face of or otherwise provided for in the Latest Balance Sheet (and in the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relate to a Liability for material breach of contract, material breach of warranty, tort, infringement or material violation of Law) and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by any of the Group Companies of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions (including, for the avoidance of doubt, the payment of any Company Expenses), no Group Company has any Liabilities that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP that would be material to the Group Companies, taken as a whole.

(d)          The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ consolidated assets.  The Group Companies maintain and, for all periods covered by the Company Financial Statements, have maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the consolidated revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)          Since January 1, 2020 (the “Relevant Date”), the Company has not received any written complaint or, to the knowledge of the Company, any other allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5          Consents and Requisite Governmental Approvals; No Violations.

(a)          No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Group Companies with respect to their execution, delivery or performance of their respective obligations under this Agreement or the Ancillary Documents to which they are or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of (A) the Certificate of Conversion, (B) the SPAC Merger Certificate of Merger and (C) the LLC Certificate of Merger, (iv) such filings with and approvals of Nasdaq to permit the Company Common Shares to be issued in connection with the Transactions to be listed on Nasdaq, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)          Neither the execution or delivery by the Group Companies of this Agreement nor any Ancillary Documents to which it is or will be a party, the performance by the Group Companies of its obligations hereunder or thereunder nor the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6          Permits.  Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7          Material Contracts.

(a)          Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i)          any Contract relating to indebtedness for borrowed money to a third party of any Group Company in excess of $1 million or to the placing of a Lien (other than a Permitted Lien) on any assets or properties of any Group Company that are material to the business of the Group Companies, taken as a whole;

(ii)          any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property) that is material to the business of the Group Companies, taken as a whole, owned by any other Person;

(iii)          any joint venture, profit-sharing, partnership, co-promotion, commercialization or other similar Contract, in each case, material to the business of the Group Companies, taken as a whole;

(iv)          any Contract (A) materially limits or purports to materially limit the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any material exclusivity, “most favored nation” or similar material provisions, obligations or restrictions that are binding on a Group Company or (C) contains any other provisions materially restricting or purporting to materially restrict the ability of any Group Company to sell, manufacture, develop, or commercialize any products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(v)          any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) in excess of $1 million;

(vi)          any Contract entered into under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance or assignment of payment to any Person (other than the Company or a Subsidiary of the Company), individually or in the aggregate, in an amount in excess of $1 million;

(vii)          any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(viii)          any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to any asset that is material to the business of the Group Companies, taken as a whole;

(ix)          any Contract for the disposition of all or a material portion of the assets or business of any Group Company or for the acquisition by any Group Company of all or a material portion of the assets or business of any other Person (in each case, whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), in each case under which any Group Company has any continuing Liabilities (including any obligation with respect to an “earn out,” purchase price or other contingent or deferred payment obligation);

(x)          any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments by any Group Company after the date of this Agreement or (B) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Affiliates (other than the Group Companies) after the Closing);

(xi)          any Contracts relating to the licensing of material Intellectual Property by any Group Company to a third-party or by a third-party to any Group Company, in each case, other than (A) licenses for commercially available, off the shelf software used by any Group Company or (B) agreements entered into by the Company or any of its Subsidiaries with customers in the ordinary course of business; and

(xii)          any other Contract the performance of which requires payments either (A) on an annual basis, to or from any Group Company in excess of $1 million, or (B) in the aggregate, to or from any Group Company in excess of $2 million over the life of the agreement.

(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto.  The Company has made available to SPAC true, correct and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material restrictive covenants, material executory or continuing terms, conditions, obligations or rights).

Section 3.8          Absence of Changes.  During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course in all material respects.

Section 3.9          Litigation.  There is, and since the Relevant Date there has been, no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Group Companies nor any of their respective properties or assets is subject to any Order.

Section 3.10          Compliance with Applicable Law.

(a)          Except as would not be material, individually or in the aggregate to the Group Companies, taken as a whole, each Group Company i) conducts (and since the Relevant Date has conducted) its business, in all material respects, in accordance with all Laws and Orders applicable to such Group Company and ii) since the Relevant Date, has not received any written communications or, to the Company’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that such Group Company is not in material compliance with any such Law or Order.

(b)          Except as would not have a Company Material Adverse Effect, all Food Products, and the facilities and operations of each Group Company, are and have been since the Relevant Date in compliance with all applicable Laws, guidelines, and policies issued or implemented by the United States Food and Drug Administration (“FDA”), United States Department of Agriculture (“USDA”), United States Federal Trade Commission (“FTC”), state and local food authorities, and any other Governmental Entity with jurisdiction over the Group Companies and their Food Products, including applicable Laws related to recordkeeping, food storage, food safety, produce safety, hazard analysis and risk-based preventive controls, sanitary transportation of food, food additives, food packaging, food defense, foreign supplier verification, food facility registration, current good manufacturing practices, allergen control, reportable food registry, and food labeling and advertising.

(c)          Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each Food Product has, since the Relevant Date, complied in all respects with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by the Group Companies’ policies or third-party certifying body.

(d)          Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, since the Relevant Date, no Group Company has sold or distributed any Food Products, nor are there any Food Products currently in inventory, which are or were “adulterated” or “misbranded” within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act or other applicable Laws.

(e)          Since the Relevant Date and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no Food Product has been the subject of any voluntary or mandatory recall, public notification, or notification to any Governmental Entity, or similar action; (ii) no customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by the Group Companies’ policies or third-party certifying body and (iii) no Group Company has been subject to any adverse food-related inspection identifying critical violations, FDA Form 483, warning letter, facility suspension, or other compliance or enforcement action from or by the FDA, USDA, FTC, state or local food authorities, or any other comparable Governmental Entity, and there are currently no pending or, to the Company’s knowledge, threatened actions of such type or nature.

        (f)    The Group Companies are in compliance with all notifications and instructions received from creditors of protected vendors delivered pursuant to Growers’ Lien Laws except for violations that would not have a Company Material Adverse Effect.

Section 3.11          Merger Subs Activities.  Each of the Merger Subs was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its incorporation, its continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.

Section 3.12          Employee Plans.

(a)          Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.

(b)          No Group Company maintains, contributes to, or has any material Liability with respect to or under:  (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA.  No Group Company maintains, contributes to, or has any material Liability with respect to or under a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar law.  No Group Company has any material Liabilities under Title IV of ERISA by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)          Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Employee Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service.  Since the Relevant Date, no Group Company has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)          Each Employee Plan, and any award thereunder, that is or forms part of a nonqualified deferred compensation plan (within the meaning of and subject to Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(e)          There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits).  With respect to each Employee Benefit Plan, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA), and (ii) all contributions, distributions, reimbursements and premium payments that are due have been timely made, except, in the case of each of clauses (i) and (ii), as is not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          The execution and delivery of this Agreement and the consummation of the Transactions shall not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies under any Employee Benefit Plan or (ii) accelerate the time of payment, funding or vesting or increase the amount or value of, or result in the forfeiture of, any compensation or benefit under any Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g)          The Group Companies have no material obligations to indemnify, reimburse, make-whole or “gross-up” any Person for any Tax or related interest or penalties incurred by such Person imposed under Section 4999 or 409A of the Code.

(h)          All material contributions required to have been made by or on behalf of any of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.13          Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          the Group Companies are conducting, and in the past five years have conducted, their operations in compliance with all Environmental Laws;

(ii)          in the past five years, the Group Companies have not received any material unresolved notice, citation, summons, order, or complaint from any Governmental Entity with respect to the violation of or Liability under Environmental Laws on behalf of the Group Companies;

(iii)          in the past five years, the Group Companies have not received any material unresolved request for information, notice of claim, demand or other notification that the Group Companies are or may be potentially responsible pursuant to Environmental Laws with respect to any release or threatened release of Hazardous Substances;

(iv)          in the past five years, there has been no Proceeding pending or, to the knowledge of the Company, threatened against any Group Company concerning or relating to compliance with applicable Environmental Laws;

(v)          in the past five years, no Hazardous Substance has been generated, treated, stored, transported, handled, discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released, or exposed to any Person, and no location, property or facility now or previously owned, leased or operated by the Group Companies is contaminated by any Hazardous Substance, in each case by the Group Companies in violation of, or that would reasonably be expected to give rise to Liability of the Group Companies under, any Environmental Law;

(vi)          the Group Companies have not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law; and

(vii)          to the Company’s knowledge, there are no circumstances related to the operation of the businesses or conditions related to the real property owned or leased by the Group Companies which are reasonably likely to give rise to liability under any Environmental Law.

(b)          The Group Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.14          Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all issued, registered or pending Company Registered Intellectual Property as of the date of this Agreement including the applicable jurisdiction, title, application, registration or serial number, date, and record owner, or if different, the legal owner.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect: (i) no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed other than in the ordinary course of business;  (ii) all Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, no Company Owned Intellectual Property is invalid and unenforceable  (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity)., and (iii) as of the date of this Agreement, there are no Proceedings pending challenging the ownership, validity or enforceability of any Company Owned Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened by any Person.

(b)          Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) a Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) for all issued Patents owned by the Group Companies, each named inventor on the Patent has assigned their rights to a Group Company.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (x) the Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted (it being understood that this Section 3.14(b)(i) is not a representation or warranty with respect to any infringement, misappropriation or other violations of third-party Intellectual Property Rights) and (y) the Company Registered Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)          Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company, (ii) without limiting the foregoing, to the knowledge of the Company, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing reasonably appropriate limitations on use, reproduction and disclosure and (iii) to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information owned by a Group Company, or of any written obligations with respect thereto.

(d)          None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)          To the Company’s knowledge, since the Relevant Date, the conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Proceeding pending nor has any Group Company received since the Relevant Date any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property and (ii) since the Relevant Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(h)          Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property on behalf of the Group Companies has (i) agreed to maintain the confidentiality of the trade secrets and other confidential information of the applicable Group Companies and (ii) assigned to such Group Company by way of present assignment exclusive ownership of all Intellectual Property authored, invented, created, improved, modified, or developed by such Person on behalf of a Group Company in the course of such individual’s employment or other engagement with such Group Company.

Section 3.15          Labor Matters.

(a)          Since the Relevant Date, except as has not (or would not) reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Group Companies (A) has or has had any Liability for any failure to pay or delinquency in paying any wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract, Employee Benefit Plan or Group Company policy, or any penalties, fines, interest, or other sums, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.

(b)          Since the Relevant Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN.

(c)          No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment.  There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group as a result of the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the Transactions.  Since the Relevant Date, there has been no actual or, to the Company’s knowledge, threatened in writing material unfair labor practice charges, material labor grievances, material labor arbitrations, material strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against any Group Company.  To the Company’s knowledge, since the Relevant Date, there have been no actual, pending or threated labor organizing activities with respect to any employees of any Group Company.

(d)          To the Company’s knowledge, there are no allegations of sexual harassment, or other discrimination or retaliation, against any executive officer or director of the Company (in his or her capacity as such) that, if known to the public, would bring the Company into material disrepute.

(e)          No material employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred since the date of the Latest Balance Sheet or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(f)          Since the Relevant Date, the Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(g)          To the Company’s knowledge, no current employee who is a member of the Company’s executive management team intends to terminate his or her employment prior to the one year anniversary of the Closing.  To the Company’s knowledge, no current employee or independent contractor of the Group Companies is in breach of a confidentiality, non-competition, non-solicitation or inventions assignments obligation owed to the Group Companies with respect to such person or entity’s engagement with the Group Companies.

Section 3.16          Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement, are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement.  As of the date of this Agreement, no claim by any Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17          Tax Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected   to have a Company Material Adverse Effect:

(i)          the Group Companies have prepared and timely filed (taking into account valid extensions of time for filing) all Tax Returns required to have been filed by or with respect to such entities, and all such Tax Returns are true, correct and complete;

(ii)          all Taxes required to be paid by the Group Companies (including Taxes required to be withheld from payments to employees, independent contractors, equity interest holders, creditors or other third parties) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(iii)          no Group Company is the subject of a Tax audit or examination or has been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination, in each case, that has not been resolved, completed or withdrawn;

(iv)          no Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(v)          within the past three (3) years, no claim has been made in writing by any Tax Authority in a jurisdiction in which any Group Company does not file income Tax Returns that it is or may be subject to income Tax or required to file income Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(vi)          no Group Company has participated in any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b);

(vii)          there are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;

(viii)          during the two-year period ending on the date of this Agreement, no Group Company has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(ix)          no Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any other Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in debt documents or any other commercial Contracts entered into in the ordinary course of business, in each case, the principal purpose of which does not relate to Taxes (a “Commercial Tax Agreement”));

(x)          the Company is classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes; and

(xi)          no election has been made to classify Merger Sub II as a corporation for U.S federal (and applicable state and local) income Tax purposes.

(b)          Notwithstanding anything to the contrary in this Agreement, Section 3.12 (Employee Plans) (to the extent expressly related to Taxes) and this Section 3.17 (Tax Matters) contain the sole representations and warranties of the Group Companies concerning Taxes.

Section 3.18          Brokers.  Except for Wells Fargo & Company and Stifel Financial Corp., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Group Companies or any of their respective Affiliates.

Section 3.19          Real and Personal Property.

(a)          Owned Real Property.  The Group Companies hold good and marketable fee simple title to the Owned Real Property, subject to Permitted Liens.  With respect to each Owned Real Property: (i) no member of the Group Companies currently leases or otherwise grants to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.

(b)          Leased Real Property.  Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  There is no ongoing material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

(c)          Personal Property.  Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Company Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or otherwise as permitted by Section 5.1(b) (including as set forth in Section 5.1(b) of the Company Disclosure Schedules) or in accordance with Section 5.1(b).

Section 3.20          Transactions with Affiliates.  Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between any Group Company, on the one hand, and any officer, director, executive, manager, equityholder of more than five percent of the Company Units, or Affiliate, in each case, of the Company, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts solely between or among the Group Companies, (ii) with respect to or otherwise related to a Company Related Party’s (A) employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies or (B) service to any of the Group Companies as a director (or member of a similar governing body), and any ordinary course compensation in connection with any of the foregoing in the preceding clauses (A) and (B), (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b) of the Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), (iv) Contracts relating to or entered into in connection with a Company Related Party’s status as an equityholder of such Group Company (including the Company Operating Agreement and similar Contracts), (v) commercial agreements entered into in the ordinary course of business on an arm’s length basis and terms that are not individually material to the business of the Group Companies, individually or in the aggregate, or (vi) customary director and officer indemnification agreements that have been made available to SPAC.  No Company Related Party (x) owns any material interest in any material asset or property used in any Group Company’s business (other than as an equityholder of the Company), (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Group Company or (C) is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Group Company.

Section 3.21       Data Privacy and Security.  Since the Relevant Date, (i) to the Company’s knowledge, there has been no unauthorized access to, or use, disclosure, or Processing of Personal Data in the possession or control of any Group Company with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) to the Company’s knowledge, there have been no unauthorized intrusions, attacks or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each Group Company owns or has licenses, leases, subscriptions or other contractual rights to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, all Company IT Systems are free from any defect, bug, virus or programming, design or documentation error and (ii) since the Relevant Date, there have not been any failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

Section 3.22          Certain Business Practices.  Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole:

(a)          None of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the Relevant Date, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.

(b)          None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Relevant Date, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks, or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

(c)          The Group Companies have instituted and maintained policies and procedures designed to ensure compliance with the Anti-Corruption Laws, Sanctions, and Ex-Im Laws in each jurisdiction in which any such entity operates.

(d)          To the Company’s knowledge, no Group Company has, since the Relevant Date, been the subject of any voluntary disclosure, investigation, prosecution or enforcement action by any Governmental Entity related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.23          Customers and Suppliers.

(a)          Section 3.23(a) of the Company Disclosure Schedule lists the Group Companies’ top ten customers by Dollar sales volume during the fiscal year ended December 31, 2021 (each, a “Material Customer”).  Since January 1, 2022, no Material Customer has terminated or materially modified (in a manner materially adverse to the Group Companies), or communicated in writing to the Group Companies its intention to terminate or materially modify (in a manner materially adverse to the Group Companies), its relationship with the Group Companies.

(b)          Section 3.23(b) of the Company Disclosure Schedule lists the Group Companies’ top ten suppliers by Dollar volume of purchases during the fiscal year ended December 31, 2021 (each, a “Material Supplier”).  Since January 1, 2022, no Material Supplier has terminated or materially modified (in a manner materially adverse to the Group Companies), or communicated in writing to the Group Companies its intention to terminate or materially modify (in a manner materially adverse to the Group Companies), its relationship with the Group Companies.

Section 3.24          Information Supplied.  None of the information of the Group Companies included or incorporated by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 3.24, no representation or warranty is made by the Company or Merger Subs with respect to any information or statements included or incorporated by reference in the Registration Statement/Proxy Statement supplied by or on behalf of SPAC for use therein.

Section 3.25          Investment Company Act.  The Company is not required to register as an “investment company” within the meaning of the Investment Company Act.

Section 3.26          Company Expenses.  Section 3.26 of the Company Disclosure Schedules sets forth the Company’s good faith reasonable estimates of all Company Expenses as of the date of this Agreement.

Section 3.27          Investigation; No Other Representations.  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Merger Subs has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied.

Section 3.28          PIPE Financing.  The Company has delivered to SPAC a true, correct and complete copy of the fully executed Company PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form attached hereto as Exhibit A-1, pursuant to which the applicable PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 2,850,000 Company Common Shares for $10.00 per share.  Each of the Company PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such Company PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the Company PIPE Subscription Agreements have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the Company’s knowledge, no such amendment or modification is contemplated as of the date hereof.  Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase Company Common Shares under the applicable Company PIPE Subscription Agreement to not be satisfied, as of the date hereof, the Company is not in breach of any of the representations or warranties of the Company or terms or conditions set forth in any of the Company PIPE Subscription Agreements.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, default or failure to satisfy any condition precedent to a PIPE Investor’s obligation to purchase Company Common Shares set forth therein (assuming the accuracy of the representations and warranties of SPAC set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the representations and warranties of such PIPE Investor set forth in the applicable Company PIPE Subscription Agreement).  As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 4 in all material respects and, with respect to each PIPE Investor, the representations and warranties of such PIPE Investor in the applicable Company PIPE Subscription Agreement in all material respects, the performance by SPAC of its covenants, agreements and obligations to be performed at or prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by such PIPE Investor of its covenants, agreements and obligations under the applicable Company PIPE Subscription Agreement in all material respects, the Company (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or default under any of the Company PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of the Company in any of the Company PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the Company PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Company PIPE Subscription Agreements will not be made available when required thereunder.  As of the date of this Agreement, no PIPE Investor has notified the Company in writing of its intention to terminate all or any portion of the Subscribed Shares (as defined in the Company PIPE Subscription Agreements) or not provide the financing contemplated thereunder.  Other than as set forth in the Company PIPE Subscription Agreements delivered to SPAC in connection with the execution of this Agreement, (A) there are no conditions precedent or contingencies to the obligations of the parties under the Company PIPE Subscription Agreements to make the full amount of the PIPE Financing available to the Company on the terms therein, and (B) to the knowledge of the Company, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Company PIPE Subscription Agreements or the PIPE Financing with respect thereto, other than those entered into with the placement agents of the PIPE Financing with respect thereto.

Section 3.29          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EACH OF THE COMPANY AND MERGER SUBS, ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, ACKNOWLEDGES, REPRESENTS, WARRANTS AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 4 OR THE ANCILLARY DOCUMENTS TO WHICH COMPANY OR MERGER SUBS, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF THE COMPANY AND MERGER SUBS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY THE MANAGEMENT OR ON BEHALF OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.  IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Subject to Section 8.8, except (a) as set forth on the SPAC Disclosure Schedules, or (b) as set forth in any SPAC SEC Reports filed at least three Business Days prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company and Merger Subs as follows:

Section 4.1          Organization and Qualification.  SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.  The Governing Documents of SPAC are in full force and effect and SPAC is not in material breach or violation of any provision set forth in its Governing Documents.

Section 4.2          Authority.  SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  Subject to the receipt of the SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of SPAC.  This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  At a meeting of the stockholders of SPAC duly called by the SPAC Board and held for such purpose and at which a quorum (in accordance with SPAC’s Governing Documents) is present: (I) the Business Combination Proposal shall require approval by the affirmative votes of (x) a majority of the outstanding SPAC Shares, voting together as single class, and (y) a majority of the SPAC Class B Shares, voting separately as a single class; (II) the Nasdaq Proposal shall require approval by a majority of the votes cast on the Nasdaq Proposal; and (III) the Other Transaction Proposals shall require approval by an affirmative vote of the holders of a majority of the outstanding SPAC Shares present or duly represented by proxy at such stockholders meeting.  The SPAC Stockholder Approval and the SPAC Sponsor Consent are the only votes or consents of the holders of any class or series of Equity Securities of SPAC required to approve and adopt this Agreement, the Ancillary Documents to which SPAC is or is contemplated to be a party, the performance of the SPAC’s obligations hereunder and thereunder and the consummation of the Transactions (including the SPAC Merger and the LLC Merger).  The SPAC Board has unanimously approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) and recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) by the holders of SPAC Shares entitled to vote thereon.

Section 4.3          Consents and Requisite Governmental Approvals; No Violations.

(a)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) such filings with and approvals of Nasdaq to permit the Company Common Shares to be issued in connection with the Transactions to be listed on Nasdaq or in order to deregister the SPAC Shares following the Closing, (iv) the filing of (A) the Certificate of Conversion, (B) the SPAC Merger Certificate of Merger and (C) the LLC Merger Certificate of Merger, (v) the SPAC Stockholder Approval, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b)          None of the execution or delivery by SPAC of this Agreement nor any Ancillary Document to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder nor the consummation by SPAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any material Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.4          Brokers.  Except for the Persons set forth on Section 4.4 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC or any of its Affiliates.  True, correct and complete copies of the engagement agreements in effect as of the date hereof with the Persons set forth on Section 4.4 of the SPAC Disclosure Schedules have been provided to the Company prior to the execution of this Agreement.

Section 4.5          Information Supplied.  None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by SPAC with respect to any other information or statements included or incorporated by reference in the Registration Statement/Proxy Statement, including any such information or statements that were supplied by or on behalf of the Company or Merger Subs for use therein.

Section 4.6          Capitalization of SPAC.

(a)          Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and the number of issued and outstanding SPAC Warrants, in each case, prior to giving effect to the PIPE Financing, the SPAC Stockholder Redemption and the transactions contemplated by the Sponsor Support Agreement.  All issued and outstanding SPAC Shares have been duly authorized and validly issued and are fully paid and non-assessable.  All outstanding Equity Securities of SPAC (i) were not issued in violation of the Governing Documents of SPAC or in violation of any other Contracts to which SPAC is a party or by which it is otherwise bound, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.  Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing and before giving effect to the PIPE Financing and the transactions contemplated by the Sponsor Support Agreement, there are no other Equity Securities of SPAC issued and outstanding.

(b)          Except as expressly contemplated by the PIPE Subscription Agreements or as issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to, and there is no obligation to SPAC to, issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(c)          Other than as set forth on Section 4.6(c) of the SPAC Disclosure Schedule and, except as permitted by Section 5.9(b), SPAC has no Subsidiaries and does not own or hold, directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and SPAC is not a partner, member or similar participant of or in any partnership, limited liability company or similar business entity.  No Subsidiary of SPAC owns or holds, directly or indirectly, any Equity Securities in SPAC or the right to acquire any such Equity Security.

(d)          There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of SPAC Shares may vote.  There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any SPAC’s Equity Securities between SPAC and any other Person.  SPAC is not a party to any shareholders agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.  There are no securities issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been or will not be waived on or prior to the Closing Date.

(e)          Section 4.6(e) of the SPAC Disclosure Schedules sets forth a list of all indebtedness for borrowed money of SPAC as of the date of this Agreement, including the principal amount of such indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)          All outstanding SPAC Shares have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in all material respects.

Section 4.7          SEC Filings.  SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”).  Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports.  As of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8          Trust Account.  As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $250,000,000.00.  The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 5, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”).  There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Stockholders).  Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement.  As of the date of this Agreement, SPAC is not in material default, or delinquent in performance in any material respect in connection with the Trust Agreement, and, to SPAC’s knowledge, as of the date hereof, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement.  As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account.  Since August 5, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement).  Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9          No SPAC Material Adverse Effect.  During the period beginning on the SPAC Formation Date and ending on the date of this Agreement, no SPAC Material Adverse Effect has occurred.

Section 4.10          Material Contracts.

(a)          Section 4.10(a) of the SPAC Disclosure Schedules sets forth a list of all material Contracts to which SPAC is a party or by which any of its assets is bound as of the date hereof.

(b)          Each Contract of a type required to be listed on Section 4.10(a) of the SPAC Disclosure Schedules (each, a “SPAC Material Contract”), (i) is valid and binding on SPAC and, to SPAC’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against SPAC and, to SPAC’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) SPAC and, to SPAC’s knowledge, the counterparties thereto are not in material breach of, or default under, any SPAC Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any SPAC Material Contract by SPAC or, to SPAC’s knowledge, the counterparties thereto.  SPAC has made available to the Company true, correct and complete copies of all SPAC Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each SPAC Material Contract set forth in any SPAC SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section 4.11          Transactions with Affiliates.  Section 4.11 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the SPAC Sponsor) or Affiliate of SPAC or the SPAC Sponsor or any family member of the same household of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to or otherwise related to a SPAC Related Party’s employment with, or the provision of services to, SPAC (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9, (iii) Contracts with respect to a SPAC equityholder’s status as an equityholder of SPAC and (iv) customary director and officer indemnification agreements that have been made available to the Company.  No SPAC Related Party (A) owns any interest in any material asset or property used in the business of SPAC or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of SPAC.  All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.11 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.11) are referred to herein as “SPAC Related Party Transactions.”

Section 4.12          Litigation.  As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, would be material to SPAC.  As of the date of this Agreement, neither SPAC nor any of its respective properties or assets is subject to any Order.  As of the date of this Agreement, there are (and since the SPAC Formation Date through the date of this Agreement, there have been) no material Proceedings by SPAC pending against any other Person.

Section 4.13          Compliance with Applicable Law.  Except as would not, individually or in the aggregate be material to SPAC, SPAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws and as of the date hereof, has not received any written communications or, to SPAC’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that SPAC is not in material compliance with any applicable Law or Order.

Section 4.14          SPAC’s Business Activities.  Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.  Except for this Agreement or the Ancillary Documents or as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).  Except for this Agreement and the Ancillary Documents and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (as defined in SPAC’s Governing Documents).

Section 4.15          Internal Controls; Listing; Financial Statements.

(a)          Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b)          SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.  There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(c)          Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq.  The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.  As of the date of this Agreement, there is no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on Nasdaq.  As of the date hereof, SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d)          The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements.  The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto) and (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB.

(e)          SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets.  SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f)          Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 4.16          No Undisclosed Liabilities.  Except for the Liabilities (a) set forth in Section 4.16 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the payment of any SPAC Expenses) (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.16 of the SPAC Disclosure Schedules), (c) set forth on the face of or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, or (d) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Reports and either are incurred in the ordinary course of business or immaterial and incurred in connection with activities that are administrative or ministerial in nature (and in each case, none of which relate to a Liability for material breach of contract, material breach of warranty, tort, infringement or material violation of Law), SPAC does not have any Liabilities.

Section 4.17          Employees.  Except as set forth on Section 4.17 of the SPAC Disclosure Schedules, and other than any executive officers or directors as described in the SPAC SEC Reports, as of the date of this Agreement, (a) SPAC has never employed any employees or retained any independent contractors, consultants or other individual service providers and (b) SPAC has never maintained, sponsored, contributed to or had any direct or indirect Liability under, and does not currently maintain, sponsor, contribute to or have any direct or indirect Liability under, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, change in control, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract.  SPAC has no obligations to indemnify, reimburse, make-whole or “gross-up” any person for any Tax or related interest or penalties incurred by such person imposed under Section 4999 or 409A of the Code.

Section 4.18          Tax Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect:

(i)          SPAC has prepared and timely filed (taking into account valid extensions of time for filing) all Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true, correct and complete;

(ii)          all Taxes required to be paid by SPAC (including Taxes required to be withheld from payments to employees, independent contractors, shareholders, creditors or other third parties) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, on the SPAC Financial Statements;

(iii)          SPAC is not the subject of a Tax audit or examination and has not been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination, in each case, that has not been resolved, completed or withdrawn;

(iv)          SPAC is not currently contesting any material Tax liability before any Governmental Entity;

(v)          since its incorporation on February 4, 2021, no claim has been made in writing by any Tax Authority in a jurisdiction in which SPAC does not file income Tax Returns that it is or may be subject to income Tax or required to file income Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved;

(vi)          SPAC has not participated in any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b);

(vii)          there are no Liens for Taxes on any assets of SPAC other than Permitted Liens;

(viii)          SPAC has never been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and

(ix)          SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was SPAC) and (ii) does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in any Commercial Tax Agreement).

(b)          Notwithstanding anything to the contrary in this Agreement, Section 4.17 (Employees) (to the extent expressly related to Taxes) and Section 4.18 (Tax Matters) contain the sole representations and warranties of SPAC concerning Taxes.

Section 4.19          Certain Business Practices.  Except as would not, individually or in the aggregate, be material to the SPAC:

(a)          None of SPAC, any of its respective officers, directors or employees or, to SPAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the SPAC Formation Date, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.

(b)          None of SPAC, any of its respective officers, directors or employees or, to SPAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the SPAC Formation Date, (i) has made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) has otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

(c)          To SPAC’s knowledge, SPAC has not, since the SPAC Formation Date, been the subject of any voluntary disclosure, investigation, prosecution or enforcement action by any Governmental Entity related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20          Investment Company Act.  SPAC is not required to register as an “investment company” within the meaning of the Investment Company Act.

Section 4.21          Transaction Expenses.  Section 4.21 of the SPAC Disclosure Schedules sets forth SPAC’s good faith reasonable estimates of all SPAC Expenses as of the date of this Agreement.

Section 4.22          PIPE Financing.  SPAC has delivered to the Company a true, correct and complete copy of the fully executed SPAC PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form attached hereto as Exhibit A-2, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 22,150,000 SPAC Class A Shares for $10.00 per share.  Each of the SPAC PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such SPAC PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the SPAC PIPE Subscription Agreements have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to SPAC’s knowledge, no such amendment or modification is contemplated as of the date hereof.  Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase SPAC Shares under the applicable SPAC PIPE Subscription Agreement to not be satisfied, as of the date hereof, SPAC is not in breach of any of the representations or warranties of SPAC or terms or conditions set forth in any of the SPAC PIPE Subscription Agreements.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, default or failure to satisfy any condition precedent to a PIPE Investor’s obligation to purchase SPAC Shares set forth therein (assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the representations and warranties of such PIPE Investor set forth in the applicable SPAC PIPE Subscription Agreement).  As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor, the representations and warranties of such PIPE Investor in the applicable SPAC PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed at or prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by such PIPE Investor of its covenants, agreements and obligations under the applicable SPAC PIPE Subscription Agreement in all material respects, SPAC (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or default under any of the SPAC PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of SPAC in any of the SPAC PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the SPAC PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the SPAC PIPE Subscription Agreements will not be made available when required thereunder.  As of the date of this Agreement, no PIPE Investor has notified SPAC in writing of its intention to terminate all or any portion of the Subscribed Shares (as defined in the SPAC PIPE Subscription Agreements) or not provide the financing contemplated thereunder.  Other than as set forth in the SPAC PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (A) there are no conditions precedent or contingencies to the obligations of the parties under the SPAC PIPE Subscription Agreements to make the full amount of the PIPE Financing available to SPAC on the terms therein, and (B) to the knowledge of SPAC, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the SPAC PIPE Subscription Agreements or the PIPE Financing with respect thereto, other than those entered into with the placement agents of the PIPE Financing with respect thereto.

Section 4.23         Investigation; No Other Representations.  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Merger Subs, any Company Non-Party Affiliate or any other Person, either express or implied.

SECTION 4.24    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE SPAC SPONSOR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS TO WHICH IT OR THE SPAC SPONSOR, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF THE COMPANY, MERGER SUBS, ANY COMPANY NON-PARTY AFFILIATE, ANY COMPANY MEMBER OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ON BEHALF OF ITSELF, THE SPAC SPONSOR AND THEIR RESPECTIVE REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, THE SPAC SPONSOR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY OR ON BEHALF OF THE MANAGEMENT OF THE GROUP COMPANIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, THE SPAC SPONSOR, ANY SPAC NON-PARTY AFFILIATE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.  IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY OF THE GROUP COMPANIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, THE SPAC SPONSOR, ANY SPAC NON-PARTY AFFILIATE OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE 5
COVENANTS

Section 5.1          Conduct of Business of the Group Companies.

(a)          Subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, any Governmental Entity or any Contract to which a Group Company is party, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed) use commercially reasonable efforts to (i) operate the Group Companies in the ordinary course of business in all material respects and (ii) maintain and preserve intact, in all material respects, the business organization, assets, properties and material business relations of the Group Companies, taken as a whole; provided that taking any action that is permitted by an exception to Section 5.1(b) (including, for the avoidance of doubt, any exceptions in Section 5.1(b) of the Company Disclosure Schedules) shall be deemed to not be a breach of this Section 5.1(a).

(b)          Without limiting the generality of the foregoing, and subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, any Governmental Entity or any Contract to which a Group Company is party, as set forth on Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)          declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase, redeem or otherwise acquire any outstanding Equity Securities of the Company, other than repurchases, redemptions or other acquisitions of Equity Securities as required by or, in the case of any employees of the Group Companies following termination of his or her employment, permitted by the terms of the Employee Benefit Plans and Company Equity Plans;

(ii)          (A) merge, consolidate or combine the Company with any Person (other than any such transaction solely involving Group Companies), or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof (other than any such transaction solely involving Group Companies);

(iii)          adopt any amendments, supplements, restatements or modifications to the Governing Documents of any Group Company;

(iv)          other than pursuant to a Contract that is in effect as of the date hereof and that has been made available to SPAC, (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, or (B) create, subject or incur any Lien (other than any Permitted Liens) on any assets or properties of the Group Companies;

(v)          issue or grant any Company Equity Award, other than as contemplated by the terms of an existing Employee Benefit Plan as in effect on the date of this Agreement;

(vi)          except (A) as required under the existing terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.12(a) of the Company Disclosure Schedules or (B) as required by any applicable Law, (1) adopt, enter into, terminate or materially amend or modify any material Employee Benefit Plan of any Group Company or any other material benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (2) materially increase or decrease the compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in each case with annual base compensation in excess of $150,000, (3) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (4) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;

(vii)          materially modify, extend, terminate, negotiate or enter into any CBA or recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(viii)          issue or grant any Equity Securities (other than as permitted by Section 5.1(b)(v)) of any Group Company, other than (A) Equity Securities issued pursuant to offer letters or similar Contracts in effect as of the date hereof and provided to SPAC, (B) Equity Securities issued to a Group Company, (C) the issuance by any Group Company of any of its Equity Securities upon the exercise or settlement of, as applicable, any Company Equity Awards outstanding as of the date of this Agreement (or otherwise permitted to be granted or issued hereunder) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement ,or (D) issuance of Equity Securities to Company Members not to exceed $25 million in the aggregate to fund capital expenditures;

(ix)          incur, create or assume any indebtedness for borrowed money to a third party in excess of $5 million in the aggregate;

(x)          enter into any Contract with any broker, finder, investment bank or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xi)          except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), any Contract required to be disclosed on Section 3.7(a) of the Company Disclosure Schedules or any material Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract or Real Property Lease pursuant to its terms);

(xii)         abandon, dedicate to the public domain, permit to lapse, sell, assign, or exclusively license any material Company Owned Intellectual Property to any Person (other than in the ordinary course of business);

(xiii)        hire, engage, terminate (without cause), furlough, or temporarily lay off, or enter into any employment agreement with, any employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;

(xiv)       incur or approve Company Expenses in excess of $21.738 million in the aggregate (other than, for the avoidance of doubt, the grant or issuance of any Equity Securities of any Company permitted by Section 5.1(b)(v) or Section 5.1(b)(viii))  to any Person that would (either alone or combined with one or more additional circumstances, matters or events) become payable as a result of the Transactions;

(xv)        except in the ordinary course of business consistent with past practice and in amounts that are immaterial in the aggregate, make any loans, advances or capital contributions to, or guarantees for the benefit of, any Person, other than (A) between the Company and any of its Subsidiaries or between any Subsidiaries of the Company and (B) the reimbursement of immaterial expenses of employees and other service providers in the ordinary course of business;

(xvi)       subject to Section 5.2(d), enter into any settlement agreement or similar Contract the performance of which would involve the payment by a Group Company in excess of $2 million individually or $5 million in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material non-monetary obligations on any Group Company;

(xvii)      authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of (A) complete or partial liquidation, dissolution or restructuring involving any Group Company (other than a Group Company with no material operations) or (B) recapitalization, reorganization or similar transaction involving any Group Company;

(xviii)     implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the WARN Act;

(xix)       (A) except in the ordinary course of business consistent with past practice (1) make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company or Merger Sub II), (2) change or otherwise modify any material method of accounting for Tax purposes, or (B) enter into any Tax closing agreement or settle any material Tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;

(xx)        change any Group Company’s methods of financial accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards; or

(xxi)       enter into any Contract to take, or cause to be taken, any of the actions prohibited by this Section 5.1.

(c)          Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and (ii) any action taken, or omitted to be taken, by any Group Company to the extent that such act or omission is required to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent reasonably determined by a Group Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC, shall not be deemed to constitute a breach of this Section 5.1.

Section 5.2          Efforts to Consummate; Transaction Litigation.

(a)          Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement or otherwise, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements).

(b)          Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate in good faith with any Governmental Entity and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, or waivers in order to complete lawfully the Transactions as soon as practicable.  Without limiting the foregoing, the Company shall promptly make any filing as may be required by the HSR Act in connection with the Transactions.

(c)          The Company shall be responsible for and pay the filing fees payable to the Governmental Entities in connection with the Transactions (“Filing Fees”).

(d)          From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or equityholder demands or other shareholder or equityholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company).  SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided that in no event shall (x) SPAC or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

(e)          Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements.  No Party shall agree to any of the foregoing measures, except with SPAC’s and the Company’s prior written consent.  Notwithstanding anything to the contrary, in no event shall any Group Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which a Group Company is a party or otherwise required in connection with the consummation of the Transactions.

Section 5.3          Confidentiality and Access to Information.

(a)          The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b)          From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall use reasonable best efforts to provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies, including financial information used in the preparation of the Company Financial Statements (in a manner so as to not interfere with the normal business operations of the Group Companies).  Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided to, SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by any Group Company to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (E), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any Company Non-Party Affiliate, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(c)          From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall use reasonable best efforts to provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC).  Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by the Group Company to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (E), SPAC shall use, and shall cause the other SPAC to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC or any SPAC Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(d)          The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4          Public Announcements.

(a)          Subject to Section 5.4(b), Section 5.6 and Section 5.7, prior to the Closing, none of the Parties shall, and the Parties shall cause their respective controlled Affiliates and its and their respective officers and directors not to and shall use reasonable best efforts to cause their respective other Representatives not to, issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company and SPAC; provided, however, that each Party, the SPAC Sponsor and each of their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case the disclosing Party or its applicable Representatives shall, to the extent reasonably practicable and, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is SPAC or a Representative of SPAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company, Merger Subs or a Representative of any of the foregoing, reasonably consult with SPAC in connection therewith and provide SPAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent that such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b)          The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof.  Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the SPAC and the Company prior to such filing (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

Section 5.5          Exclusive Dealing.

(a)          The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Group Companies and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly:  (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any successor or parent company of the Company), other than in connection with the Transactions in accordance with, this Agreement and the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.  The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail and (B) keep SPAC reasonably informed on a current basis of any material modifications to such offer or information.

(b)          SPAC shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a SPAC Acquisition Proposal.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause SPAC Sponsor and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly:  (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.  SPAC agrees to (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail and (B) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, SPAC or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.6          Preparation of Registration Statement/Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of SPAC which will be included therein and which will be used for the SPAC Stockholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable stockholders with the opportunity to elect to effect the SPAC Stockholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq).  Each of SPAC and the Company shall use its reasonable best efforts to (a) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to, any comments or requests of the SEC or its staff and, in the case of the Company, provide copies of any written correspondence with the SEC; (b) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable) any amendments or supplements to the Registration Statement/Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions.  SPAC, on the one hand, and the Company, and Merger Subs, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Non-Party Affiliates and their respective Representatives and, in the case of the Company, the Company Equityholders, that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for inclusion in any other statement, filing, notice or application made by or on behalf of SPAC or the Company to the SEC or Nasdaq in connection with the Transactions.  If any Party becomes aware of any information that is, in the opinion of such Party, required or desirable to be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of SPAC, the Company, or, in the case of the Company or Merger Subs, SPAC, thereof, (ii) the Company and SPAC shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed in the case of either the Company or SPAC) an amendment or supplement to the Registration Statement/Proxy Statement, (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC and (iv) if requested by SPAC, the Parties shall reasonably cooperate in mailing such amendment or supplement to the Pre-Closing SPAC Stockholders.  The Company shall as promptly as reasonably practicable advise SPAC of effectiveness of the Registration Statement/Proxy Statement, of its becoming aware of the issuance of any stop order relating thereto or the suspension of the qualification of the Company Common Shares for offering or sale in any jurisdiction, and SPAC, and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives or, in the case of the Company, the Company Equityholders, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7          SPAC Stockholder Approval.  As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (a) SPAC shall duly give notice of, and use reasonable best efforts to duly convene and hold, a meeting of its stockholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC (including by causing the Registration Statement/Proxy Statement to be mailed to the holders of SPAC Shares), for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption and (b) use reasonable best efforts to solicit proxies from the holders of SPAC Shares to vote in favor of each of the Transaction Proposals.  Except as otherwise required by applicable Law, (i) SPAC shall, through unanimous approval of the SPAC Board, recommend (the “SPAC Board Recommendation”) to its shareholders that such shareholders approve and adopt (A) this Agreement and the Transactions (including the SPAC Merger and the LLC Merger) (the “Business Combination Proposal”); (b) the issuance of SPAC Shares to the PIPE Investors as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (c) each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (d) each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (e) a proposal for the postponement or adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (E), collectively, the “Transaction Proposals”), and (ii) SPAC shall include the SPAC Board Recommendation in the Registration Statement/Proxy Statement.  Notwithstanding the foregoing or anything to the contrary herein, SPAC may postpone or adjourn the SPAC Stockholders Meeting (and SPAC shall adjourn the SPAC Stockholder Meeting if an adjournment is reasonably requested by the Company in writing) (1) to solicit additional proxies because there are not sufficient votes to constitute the SPAC Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC (or the Company) has reasonably determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Stockholders prior to the SPAC Stockholders Meeting or (4) if the holders of SPAC Class A Shares have elected to redeem a number of SPAC Class A Shares as of such time that would reasonably be expected to result in the conditions set forth in Section 6.1(f), Section 6.1(g) or Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall the SPAC Stockholders Meeting be postponed or adjourned for more than 15 Business Days later than the most recently postponed or adjourned meeting or to a date that is beyond the date that is five Business Days prior to the Termination Date.  Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board, SPAC or any committee of the SPAC Board shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement/Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Pre-Closing SPAC Stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any SPAC Acquisition Proposal or (iii) fail to include the SPAC Board Recommendation in the Registration Statement/Proxy Statement (each of clauses (i), (ii) and (iii), a “SPAC Modification in Recommendation”).

Section 5.8          Merger Sub I Stockholder Approvals.  As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Merger Sub I Stockholder Approval Deadline”), the Company, as the sole stockholder of Merger Sub I will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions (including the SPAC Merger) (the stockholder approval contemplated by this Section 5.8, the “Merger Sub I Stockholder Approvals”).

Section 5.9          Conduct of Business of SPAC.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing or the transactions contemplated by the Sponsor Support Agreement), as required by applicable Law, as set forth on Section 5.9 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)          adopt any amendments, supplements, restatements or modifications to the Trust Agreement, the SPAC Warrant Agreement or the Governing Documents of SPAC or seek any approval from the Pre-Closing SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(b)          create or form any Subsidiary;

(c)          (i) merge, consolidate or combine the SPAC with any Person, or (ii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(d)          declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than a redemption of SPAC Class A Shares (prior to the SPAC Merger Effective Time) made as part of the SPAC Stockholder Redemption;

(e)          split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(f)          (i)  incur, create or assume any indebtedness for borrowed money or (ii) guarantee any Liability of any Person;

(g)          (i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any assets or properties of the SPAC or (ii) create, subject or incur any Lien (other than any Permitted Liens) on any assets or properties of the SPAC;

(h)          make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SPAC or any of its Subsidiaries;

(i)          issue any Equity Securities or grant any options, warrants or stock appreciation rights with respect to its Equity Securities;

(j)          subject to Section 5.2(e), waive, release, compromise, settle or agree to waive, release, compromise, or settle any Proceeding except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(k)          (i) amend, modify or renew any SPAC Related Party Transaction, other than, (for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms), (ii) enter into any Contract that would constitute a SPAC Related Party Transaction or (iii) make any material payment to any SPAC Related Party;

(l)          engage in any activities or business, or incur any Liabilities, other than any activities, businesses or Liabilities that are contemplated by, incurred in connection with or that are otherwise incidental or attendant to SPAC’s incorporation or continuing corporate existence, this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the Transactions;

(m)          except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate any Contract of a type required to be listed on Section 4.10(a) of the SPAC Disclosure Schedules(excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

(n)          authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(o)          (i) except in the ordinary course of business consistent with past practice, (A) make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC), (B) change or otherwise modify any material method of accounting for Tax purposes, or (ii) enter into any Tax closing agreement or settle any material Tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;

(p)          change any methods of financial accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards;

(q)          enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(r)          (i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or Contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant for fees;

(s)          incur or approve SPAC Expenses in excess of $12.050 million in the aggregate;

(t)          distribute or transfer funds or any other assets held or controlled by SPAC outside the Trust Account to the SPAC Sponsor or any of its Affiliates; or

(u)          enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 5.10          Nasdaq Listing; SPAC Public Filings.

(a)          The Company and SPAC shall each use their reasonable best efforts (a) to cause the Company Common Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the SPAC Merger Effective Time.

(b)          From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms SPAC shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.  All such statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to Federal Securities Laws (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  SPAC shall consult, in good faith, with the Company regarding any such statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to Federal Securities Laws which discuss or refer to this Agreement or the Transactions.

(c)          From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms and except as required by Section 5.21, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq until the SPAC Merger Effective Time and shall comply in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq.

Section 5.11          Trust Account.  Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.  From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC shall perform all material obligations required to be performed by it under the Trust Agreement.

Section 5.12          Company Member Approval.  As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Company Members Approval Deadline”), the Company shall obtain and deliver to SPAC an irrevocable written consent (in the form attached hereto as Exhibit F) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Conversion) that is duly executed by the Company Members that hold at least the requisite number of issued and outstanding Company Units required to approve and adopt such matters in accordance with the DLLCA and the Company’s Governing Documents (the “Company Member Written Consent”).

Section 5.13          SPAC Class B Shares Transaction Consent.  As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Class B Consent Deadline”), SPAC shall obtain and deliver to Company an irrevocable written consent (the “Class B Consent”) of holders of a majority of the outstanding SPAC Class B Shares (in the form attached hereto as Exhibit G) irrevocably consenting to the Transactions (including the SPAC Merger and the LLC Merger).

Section 5.14          SPAC Indemnification; Directors’ and Officers’ Insurance.

(a)          Each Party agrees that, to the maximum extent permitted by applicable Law as if the Resulting Company were SPAC, (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the applicable SPAC Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the SPAC SEC Reports, in either case, solely with respect to any matters occurring at or prior to the SPAC Merger Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the SPAC Merger Effective Time for a period of six years and (ii) the Resulting Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six-year period.  To the maximum extent permitted by applicable Law, during such six-year period, the Resulting Company shall advance, or caused to be advanced, expenses as provided in the applicable Governing Documents of SPAC as in effect immediately prior to the SPAC Merger Effective Time or such indemnification agreements.  The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified following the SPAC Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the SPAC Merger Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “SPAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring at or prior to the SPAC Merger Effective Time and relating to the fact that such SPAC D&O Person was a director or officer of SPAC or other person entitled to be so indemnified thereunder at or prior to the SPAC Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)          The Resulting Company shall not have any obligation under this Section 5.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)          SPAC shall purchase, or cause to be purchased, at or prior to the Closing, and the Resulting Company shall maintain, or cause to be maintained, in effect for a period of six years following the SPAC Merger Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of SPAC in effect as of the date of this Agreement with respect to matters occurring at or prior to the SPAC Merger Effective Time (the costs of such “tail” policy “SPAC D&O Tail Expenses”).  Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement.

(d)          If the Resulting Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Resulting Company shall use reasonable best efforts to cause the successors or assigns of the Resulting Company shall assume all of the obligations set forth in this Section 5.14.

(e)          The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14.  This Section 5.14 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Resulting Company.

Section 5.15          Company Indemnification; Directors’ and Officers’ Insurance.

(a)          Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Conversion Effective Time, in either case, solely with respect to any matters occurring at or prior to the Conversion Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Conversion Effective Time for a period of six (6) years and (ii) the Resulting Company will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period.  To the maximum extent permitted by applicable Law, during such six (6)-year period, the Resulting Company shall cause the applicable Group Companies to advance expenses as provided in the applicable Governing Documents of the Group Companies or such indemnification agreements.  The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Conversion Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Conversion Effective Time or at any time prior to the Conversion Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company at or prior to the Conversion Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)          None of the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)          For a period of six (6) years following the Closing, the Resulting Company shall maintain in effect directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by such insurance policies of the Group Companies as of the date of this Agreement on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) than the coverage provided under such insurance policies as of the date of this Agreement, provided that the Company may, at its option, in lieu of maintaining such coverage, purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons.  If the Company elects to purchase a “tail” policy (the costs of such “tail” policy “Company D&O Tail Expenses”), such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for three-hundred (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)          If the Resulting Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Resulting Company shall use reasonable best efforts to cause the successors or assigns of the Resulting Company shall assume all of the obligations set forth in this Section 5.15.

(e)          The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15.  This Section 5.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Resulting Company.

Section 5.16          Post-Closing Directors.

(a)          The Company shall take, or cause to be taken, all actions within its power as may be necessary or appropriate such that effective immediately after the Conversion Effective Time (i) the board of directors of the Resulting Company (“Resulting Company Board”) shall consist of ten (10) directors (which shall be divided into three (3) classes, designated Class I, II and III, with each class consisting of three (3) or four (4) directors) and (ii) the members of the Resulting Company Board are the individuals determined in accordance with Section 5.16(b) (following the SPAC Merger Effective Time) and Section 5.16(c); provided that, in any event, (A) at least a majority of such directors that comprise the Resulting Company Board shall qualify as “independent directors” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time and (B) no such determination by the Resulting Company shall affect the ability of the SPAC Designees to serve on the Resulting Company Board in the class of directors set forth on Section 5.16(b) of the SPAC Disclosure Schedules immediately after the SPAC Merger Effective Time or SPAC’s rights under Section 5.16(b) or the Resulting Company’s obligations with respect thereto.  At or prior to the Closing, the Resulting Company will provide the SPAC Designees and the Company Designees with and, subject to the entry into the same by the SPAC Designees and Company Designees, will enter into director indemnification agreements with the SPAC Designees and Company Designees, in form and substance approved by the Company and SPAC prior to such time.

(b)          The individuals identified on Section 5.16(b) of the SPAC Disclosure Schedules shall be directors on the Resulting Company Board immediately after the SPAC Merger Effective Time (provided that such individuals are willing to serve and are not prohibited by applicable Law or disability from so serving), with such individuals being in the class of directors set forth opposite their name on Section 5.16(b) of the SPAC Disclosure Schedules (the “SPAC Designees”).  SPAC may replace either SPAC Designee with any individual (who will qualify as an “independent director” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time) after reasonably consulting with Company with respect to such replacement SPAC Designee, by giving Company written notice, and, upon SPAC so giving written notice of the replacement of such SPAC Designee and after so reasonably consulting with the Company with respect thereto, Section 5.16(b) of the SPAC Disclosure Schedules shall automatically be deemed amended to include such replacement individual as such SPAC Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.

(c)          The eight (8) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Resulting Company Board immediately after the Conversion Effective Time, with each such individual being in the class of directors set forth opposite his or her name on Section 5.16(c) of the Company Disclosure Schedule (each, a “Company Designee”).  The Company may replace any Company Designee with any individual after reasonably consulting with SPAC with respect to such replacement Company Designee, by giving SPAC written notice, and, upon the Company so giving written notice of the replacement of such Company Designee and after so reasonably consulting with SPAC with respect thereto, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced, provided, further, that any replacement of the individuals designated as “Preferred Investor Directors” on Section 5.16(c) of the Company Disclosure Schedules shall require the prior written approval of Brown Brothers Harriman & Co. and Brown Brothers Harriman & Co. shall be a third party beneficiary of this proviso and shall be entitled to enforce this provision in accordance with its terms.  Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by SPAC, in no event shall less than at least a majority of the directors that comprise the Resulting Company Board qualify as “independent directors” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.16(c) or otherwise).

Section 5.17          New Company Equity Plan.  Prior to the effectiveness of the Registration Statement/Proxy Statement, the Company Board shall approve and adopt the WCC 2022 Equity Incentive Plan, substantially in the form attached hereto as Exhibit H, with any changes or modifications to such form as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “New Company Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.18          Notice of Certain Events.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party shall use reasonable best efforts to promptly (after having knowledge thereof) notify the other Parties of (i) any written notice or other communication received by such Party or any of its Representatives (in their capacity as such) from any Governmental Entity of the type that would, if received prior to the execution and delivery of this Agreement, have been required to have been disclosed pursuant to any section or subsection of Article 3 or Article 4, as applicable, and (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, as the case may be, would reasonably be expected to cause any condition to the other Parties’ obligations to consummate the Transactions set forth in Article 6 not to be satisfied at any time from the date of this Agreement to the SPAC Merger Effective Time; provided, however, that any failure by a Party to provide such notice that is not in made in bad faith shall not, in and of itself, constitute a breach or default of this Section 5.18 or a failure to satisfy the condition precedent set forth in Section 6.2(b) or Section 6.3(b), as applicable.

Section 5.19          SPAC PIPE Subscription Agreements.

(a)          SPAC shall use its reasonable best efforts to (i) obtain the PIPE Financing under the SPAC PIPE Subscription Agreements, enforce the obligations of the PIPE Investors under the SPAC PIPE Subscription Agreements, and consummate the purchases contemplated by the SPAC PIPE Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the SPAC PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the SPAC PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the SPAC PIPE Subscription Agreements.  The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the matters specified in this Section 5.19.  If reasonably requested by the Company, SPAC shall, to the extent it has such rights under the applicable SPAC PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a SPAC PIPE Subscription Agreement by a PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the SPAC PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in SPAC’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing under such SPAC PIPE Subscription Agreement, and (ii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such SPAC PIPE Subscription Agreement with respect to such waiver.

(b)          SPAC shall not amend, modify or waive any provisions of any SPAC PIPE Subscription Agreement without the prior written consent of the Company.

(c)          SPAC shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any SPAC PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable SPAC PIPE Subscription Agreement), (ii) prior to delivering any written notice to a PIPE Investor with respect to any SPAC PIPE Subscription Agreement, deliver such written notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the SPAC PIPE Subscription Agreements) to the PIPE Investors if conditions to the delivery of such notice under the SPAC PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 5.20          Company PIPE Subscription Agreements.

(a)          The Company shall use its commercially reasonable efforts to (i) obtain the PIPE Financing under the Company PIPE Subscription Agreements, enforce the obligations of the PIPE Investors under the Company PIPE Subscription Agreements, and consummate the purchases contemplated by the Company PIPE Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the Company PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the Company PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the Company PIPE Subscription Agreements.  SPAC shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the matters specified in this Section 5.20.  If reasonably requested by the Company, SPAC shall, to the extent it has such rights under the applicable Company PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a Company PIPE Subscription Agreement by a PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the Company PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in the Company’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing under such Company PIPE Subscription Agreement, and (ii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Company PIPE Subscription Agreement with respect to such waiver.

(b)          The Company shall not amend, modify or waive any provisions of any Company PIPE Subscription Agreement without the prior written consent of SPAC.

(c)          The Company shall (i) promptly notify SPAC upon having knowledge of any material breach or default under, or termination of, any Company PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable Company PIPE Subscription Agreement), (ii) prior to delivering any written notice to a PIPE Investor with respect to any Company PIPE Subscription Agreement, deliver such written notice to SPAC for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following SPAC’s reasonable request, deliver the Closing Notice (as defined in the Company PIPE Subscription Agreements) to the PIPE Investors if conditions to the delivery of such notice under the Company PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 5.21          Delisting and Deregistration.  The Company and SPAC shall use their respective reasonable best efforts to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act as of the SPAC Merger Effective Time or as soon as practicable thereafter.

Section 5.22          Additional Lock-Up Agreements; Joinder to Registration Rights Agreement.  Between the date hereof and the Closing, the Company shall use commercially reasonable efforts to enter into Lock-Up Agreements, substantially in the form attached hereto as Exhibit C, with the Company Equityholders who are not parties to a Lock-Up Agreement.  Following the execution of this Agreement, the Company may permit Company Equityholders, who are not parties to the Registration Rights Agreement, to become parties to the Registration Rights Agreement as an Existing Investor (as defined therein) to receive certain registration rights with respect to their respective Company Common Shares and Company Preferred Shares, provided that the Company shall not permit any such Company Equityholder to become a party to the Registration Rights Agreement until such Company Equityholder has executed and delivered to the Company a Lock-Up Agreement.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 6.1          Conditions to the Obligations of the Parties.  The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC and the Company of the following conditions:

(a)          no Governmental Entity having jurisdiction over the Parties shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(b)          any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

(c)          the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)          the Required SPAC Stockholder Approval shall have been duly obtained;

(e)          the Company Member Written Consent shall have been duly obtained;

(f)          the Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the SPAC Merger Effective Time, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and the Company shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the SPAC Merger Effective Time, and the Company Common Shares (including the Company Common Shares to be issued hereunder and under the Ancillary Documents) shall have been approved for listing on Nasdaq; and

(g)          after giving effect to the Transactions (including the PIPE Financing and the SPAC Stockholder Redemption), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the SPAC Merger Effective Time.

Section 6.2          Other Conditions to the Obligations of SPAC.  The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC of the following further conditions:

(a)          (i) the Company Fundamental Representations set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(b) shall be true and correct in all but de minimis respects, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, (ii) the Company Fundamental Representations (other than the representations and warranties set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(b) and in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of such earlier date), (iii) the representation and warranty set forth in Section 3.8(a) shall be true and correct in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing as of the Closing Date), and (iv) the representations and warranties of the Company and Merger Subs set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)          the Company and Merger Subs shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)          the Conversion shall have been consummated prior to the SPAC Merger Effective Time in accordance with the applicable terms of this Agreement;

(e)          at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(f)          the Resulting Company Board shall be constituted in accordance with Section 5.16, including the appointment of the SPAC Designees; and

(g)          the Company shall have delivered to SPAC executed counterparts of each Ancillary Document to which the Company or Merger Subs are a party.

Section 6.3          Other Conditions to the Obligations of the Company and Merger Subs.  The obligations of the Company and Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)          (i) the SPAC Fundamental Representations set forth in the first sentence of and the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, (ii) the SPAC Fundamental Representations (other than the representation and warranty set forth in the first sentence of Section 4.6(a) and in Section 4.9) shall be true and correct in all material respects as of date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (provided, however, that this clause (iii) shall be deemed to be satisfied if no SPAC Material Adverse Effect is continuing as of the Closing Date), and (iv) the representations and warranties of SPAC (other than the SPAC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b)          SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, no SPAC Material Adverse Effect has occurred that is continuing;

(d)          the Available Cash shall be equal to or greater than $250,000,000; provided, however, that if the parties to the Company PIPE Subscription Agreements fail to fund the PIPE Financing and the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount of such Company PIPE Subscription Agreements that failed to fund, this condition shall be deemed satisfied;

(e)          the SPAC Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Closing;

(f)          at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied; and

(g)          SPAC shall have delivered to the Company executed counterparts of each Ancillary Document to which SPAC or the SPAC Sponsor is a party.

ARTICLE 7
TERMINATION

Section 7.1          Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of SPAC and the Company;

(b)          by SPAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company or Merger Subs have failed to perform any covenant or agreement on the part of the Company or Merger Subs set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming that the Closing occurred as of such date);

(c)          by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, that none of the Company or Merger Subs are then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming that the Closing occurred as of such date);

(d)          by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to the date that is nine (9) months from the date hereof (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach under this Agreement or any Ancillary Document to which it is a party shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or any of the Merger Subs’ breach under this Agreement or any Ancillary Document to which such Person is a party shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

(e)          by either SPAC or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f)          by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including following any adjournment or postponement thereof), has concluded, SPAC’s shareholders have duly voted and the Required SPAC Stockholder Approval was not obtained;

(g)          by SPAC, if the Company does not deliver, or cause to be delivered to SPAC, the Company Member Written Consent in accordance with Section 5.12 on or prior to the Company Members Approval Deadline;

(h)          by SPAC, if the Company does not deliver, or cause to be delivered to SPAC, the Merger Sub I Stockholder Approval in accordance with Section 5.8 on or prior to the Merger Sub I Stockholder Approval Deadline; or

(i)          by the Company, if SPAC does not deliver, or cause to be delivered to the Company, the Class B Consent in accordance with Section 5.13 on or prior to the Class B Consent Deadline;

(j)          by the Company, with written notice to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation.

Section 7.2          Effect of Termination.  Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to the Company (if the terminating Party is SPAC) or SPAC (if the terminating Party is the Company).  In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms.  Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement, or the Sponsor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8
MISCELLANEOUS

Section 8.1          Non-Survival.  The representations, warranties, agreements and covenants in this Agreement shall terminate at the earlier of (a) the SPAC Merger Effective Time and (b) the termination of this Agreement in accordance with its terms, except for (i) in the case of clause (a), those covenants and agreements that, by their terms, expressly contemplate performance after the SPAC Merger Effective Time, which covenants and agreements shall so survive the SPAC Merger Effective Time in accordance with their terms, and (ii) in the case of clause (b), those covenants and agreements that expressly survive termination of this Agreement pursuant to Section 7.2.

Section 8.2          Entire Agreement; Assignment.  This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SPAC and the Company.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3          Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by SPAC and the Company.

Section 8.4          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to SPAC, to:
Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
	Attention:	William V. Thompson III, Treasurer, Secretary and Chief Financial

	E-mail:	wthompson@nfcinvestments.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, NY 10036
	Attention:	Keith Townsend
Kevin E. Manz
Tim FitzSimons
	E-mail:	ktownsend@kslaw.com
kmanz@kslaw.com
tfitzsimons@kslaw.com

(b)	If to the Company or Merger Subs, to:

Westrock Coffee Company
100 River Bluff Drive, Suite 210
Little Rock, AR 72202
	Attn:	Robert P. McKinney, Chief Legal Officer
	E-mail:	mckinneyb@westrockcoffee.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West, 52nd Street
New York, NY 10019
	Attention:	Brandon C. Price
	E-mail:	BCPrice@wlrk.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5          Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6          Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and SPAC shall pay, or cause to be paid, all SPAC Expenses.

Section 8.7          Construction; Interpretation.  The term “this Agreement” means this Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and the Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) the words “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular provision, section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all monetary figures used herein, including references to “$” or “dollar” or “US$,” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) unless expressly indicated otherwise, any reference to a date or time shall be deemed to be such date or time in New York, New York; (j) references from or through any date mean from and including or through and including such date, respectively; (k) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (l) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (m) the words “provided,” “made available,” “delivered” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at https://services.intralinks.com/ under the project name “Project Origin” as of 8:00 p.m., Eastern Time, at least one full Business Day prior to the date of this Agreement; (n) all references to any Law will be to such Law as amended, supplemented, consolidated, replaced or otherwise modified or reenacted from time to time and shall include all regulations and rules promulgated thereunder; (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (p) any reference to “Company” in this Agreement shall mean and refer to the “Resulting Company” from and after the Conversion Effective Time,  any reference to “SPAC” in this Agreement shall mean and refer to the “SPAC Merger Surviving Company” from and after the SPAC Merger Effective Time, and any reference to “Merger Sub II” in this Agreement shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time; (q) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”); and (r) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, provided that any action taken, or omitted to be taken, by any Group Company (i) prior to the date hereof, to the extent determined by a Group Company to be reasonably necessary and advisable in response to COVID-19, shall be deemed to be in the ordinary course of business consistent with past practice and (ii) following the date hereof and prior to the Closing or termination of this Agreement, whichever is earlier, to the extent determined by a Group Company to be reasonably necessary and advisable in response to COVID-19 after reasonably consulting with SPAC, shall be deemed to be in the ordinary course consistent with past practice.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8          Exhibits and Schedules.  All Exhibits and Schedules (including the Company Disclosure Schedules and the SPAC Disclosure Schedules), or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any capitalized term(s) used in any Exhibits and Schedules (including the Company Disclosure Schedules and the SPAC Disclosure Schedules) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.  The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement.  Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure.  The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the proviso in the second sentence of Section 5.16(c), the two subsequent sentences of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  The SPAC Sponsor shall be an express third-party beneficiary of Section 5.14, Section 8.13, this Section 8.9 and the last sentence of Section 5.4(a).  Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9.

Section 8.10          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.11          Counterparts; Electronic Signatures.  This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12          Knowledge of Company; Knowledge of SPAC.  For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable determination date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, after reasonable inquiry.  For all purposes of this Agreement, the phrases “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable determination date, the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 8.12 of the SPAC Disclosure Schedules.  For the avoidance of doubt, no individual set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13          No Recourse.  Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”) party thereto on the terms and subject to the conditions thereunder, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that iii) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and iv) without limiting the generality of the foregoing, no Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

Section 8.14          Extension; Waiver.  The Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein.  SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or Merger Subs set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company, or Merger Subs set forth herein or (iii) waive compliance by the Company or Merger Subs with any of the agreements or conditions set forth herein.  Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15          WAIVER OF JURY TRIAL.  THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16          Submission to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts.  Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17          Remedies.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18          Trust Account Waiver.

(a)          Reference is made to the final prospectus of SPAC dated as of August 5, 2021 and filed with the SEC (File No. 333-255116) on August 9, 2021 (the “Prospectus”).  Each of the Company and Merger Subs represents and warrants to SPAC that it has read the Prospectus and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”), the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only:  (i) to the Public Stockholders in the event they elect to redeem their SPAC Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (ii) to the Public Stockholders if SPAC fails to consummate a Business Combination within the time period proscribed in the Prospectus, (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes or (iv) to SPAC after or concurrently with the consummation of a Business Combination.  For and in consideration of SPAC entering into this Agreement and any Ancillary Document to which it is or will be a party, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Merger Subs hereby agree on behalf of themselves and their Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company or Merger Subs nor any of their Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Agreement, any Ancillary Document or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company and Merger Subs or their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”).  The Company and Merger Subs, on behalf of themselves and their Affiliates, hereby irrevocably waive any Released Claims that they or any of their Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement, any Ancillary Document or any other agreement with SPAC or its affiliates).  The Company and Merger Subs acknowledge and agree that such irrevocable waiver is material to the Agreement and specifically relied upon by the Company and Merger Subs and their Affiliates to induce SPAC to enter into this Agreement, and the Company and Merger Sub further intend and understand such waiver to be valid, binding and enforceable against the Company and Merger Subs and each of their Affiliates under applicable Law.  To the extent the Company and Merger Subs or any of their Affiliates commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company and Merger Subs hereby acknowledge and agree that the Company’s and Merger Subs’ and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company and Merger Subs or their affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(b)          Notwithstanding the foregoing, Section 8.18(a) shall not serve to limit or prohibit (and the Released Claims shall not include) the Company’s right to pursue a claim against (i) SPAC under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and SPAC is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either the foregoing clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for SPAC to specifically perform its obligations under this Agreement pursuant to Section 8.17).  If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict.

Section 8.19          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) imposed on the Company, SPAC or Merger Subs as a result of the SPAC Merger or the LLC Merger (and not, for the avoidance of doubt, any Taxes described in Section 2.5(c)) shall be borne and paid by the Company. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

WESTROCK COFFEE HOLDINGS, LLC

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Chief Financial Officer

ORIGIN MERGER SUB I, INC.

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Vice President and Treasurer

ORIGIN MERGER SUB II, LLC

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Vice President and Treasurer

[Signature Page to Transaction Agreement]

RIVERVIEW ACQUISITION CORP.

By:	/s/ R. Brad Martin
Name: R. Brad Martin
Title: Chairman and Chief Executive Officer

Annex A
PIPE Investors

Exhibit A-1
Form of Company PIPE Subscription Agreement

Exhibit A-2
Form of SPAC PIPE Subscription Agreement

Exhibit B
Form of Registration Rights Agreement

Exhibit C
Form of Lock-Up Agreement

Exhibit D
Form of Closing Company Charter

Exhibit E
Form of Closing Company By-laws

Exhibit F
Company Member Written Consent

Exhibit G
Class B Consent

Exhibit H
WCC 2022 Equity Incentive Plan